EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
By and Among

RadioLoyalty, Inc. (“Seller”)

and

Lux Digital Pictures, Inc. (“Buyer”)

StreamTrack Media, Inc. (“Buyer’s Subsidiary”)

Dated August 31, 2012

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TABLE OF CONTENTS

Exhibit A:	Bill of Sale of Assets

Exhibit B:	Certificate of Obligation to Issue Shares

Exhibit C:	List of Assets

Exhibit D:	List of Assumed Liabilities

Exhibit E:	Valuation of Assets

Exhibit F:	Financial Statements of Seller as of May 31, 2012 (Unaudited)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 31st day of August 2012 by and among RadioLoyalty, Inc., a California corporation (the “Seller”), Lux Digital Pictures, Inc., a Wyoming corporation (the “Buyer” or “Company”), and StreamTrack Media, Inc., a California corporation (“Buyer’s Subsidiary”), with respect to the following facts:

R E C I T A L S

A.           Seller is engaged in the business of providing key support services for both mobile and online content, using proprietary platforms developed by Seller over the last five years (the “Business”).

B.           Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Business and substantially all of the assets (collectively, the “Acquired Assets”) of Seller on the terms and subject to the conditions set forth in this Agreement.

C.           The purchase of the Acquired Assets under this Agreement is intended to qualify as a tax free purchase and sale under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

Purchase and Sale of Assets.

1.1         Sale of Acquired Assets.  Upon the terms, and subject to the conditions set forth in this Agreement being satisfied or waived as provided herein, at the Closing (as defined in Section 4.1 of this Agreement), Seller will sell, transfer, and assign to Buyer’s Subsidiary and Buyer will purchase and accept from Seller substantially all of the tangible and intangible assets of the Seller, presently owned or leased by the Seller, wherever located, including, but not limited to all contractual rights, accounts receivable, all other receivables, cash, deposits, prepaid expenses, inventory, machinery, equipment, engineering data, databases, systems, designs, computer hardware and software, records, works in process, backlog, intellectual property (including but not limited to patents and licensing agreements), know-how, trade secrets, inventions, technology, company name, operating and equipment leases, licenses, permits, franchises, websites, customers, suppliers, contracts, sales and marketing literature and processes, techniques, goodwill, web sites, and pricing information related to the Business, as more particularly described in Exhibit C to this Agreement (the “Acquired Assets”), free and clear of all claims, liens, security interests, pledges and encumbrances other than those assumed by Buyer’s Subsidiary pursuant to this Agreement.

1.2         Purchase Price.  Upon the terms and conditions set forth in this Agreement, in consideration for the sale, assignment, and transfer of the Acquired Assets to the Buyer’s Subsidiary, the Buyer will, after the Closing and within five (5) business days after the recording of Amended and Restated Articles of Incorporation by the Buyer with the Wyoming Secretary of State that effect a reverse split of the Buyer’s issued and outstanding common stock, issue to Seller a number of shares of Buyer’s common stock (the “Shares”) such that on the date of the issuance of the Shares, the Seller and its affiliates will own a number of shares of the Buyer’s common stock equal to approximately 90% of the total issued and outstanding shares of Buyer’s common stock, (i) assuming the conversion of all outstanding Series A Convertible Preferred Stock of the Buyer into Buyer’s common stock on the Share issuance date, and (ii) including and taking into account all other shares of the Buyer’s common stock already owned by the Seller and its affiliates on the Share issuance date (the “Purchase Price”); provided, that the calculation of the number of Shares issuable to Seller under this Agreement will reflect that the dilution caused by outstanding shares of Buyer’s common stock in the public float on the Share issuance date will be borne 90% by the Seller and 10% by the holders of the Buyer’s outstanding Series A Convertible Preferred Stock, (i.e. on the Share issuance date and assuming the conversion of all outstanding Series A Convertible Preferred Stock of the Buyer on such date, the Seller will own 90% of the Buyer’s outstanding common stock that is not in the Buyer’s public float, and the holders of such Series A Convertible Preferred Stock will collectively own 10% of the Buyer’s outstanding common stock that is not in the Buyer’s public float).  Reference to the Buyer’s “public float” in this Agreement means outstanding shares of Buyer’s common stock that are not owned by Buyer, Seller, or any of their affiliates.

1.3         Risk of Loss.  Pending the Closing, all risk of loss, damage or destruction to the Acquired Assets will be borne by Seller and the Purchase Price being paid to Seller by Buyer will, in the case of any such loss, damage, or destruction, be adjusted accordingly.  In the event of a significant adjustment, either party will have the option to terminate the purchase contemplated under this Agreement.

1.4         Valuation of Assets.  Buyer and Seller agree that the total value of the Acquired Assets is the amount set forth on Exhibit E to this Agreement.  Buyer and Seller covenant to determine in good faith the value of each of the Acquired Assets after the Closing.

Obligations and Liabilities.

On the Closing Date, neither Buyer nor Buyer’s Subsidiary will assume or be obligated to satisfy or perform any liabilities, obligations or payables of Seller, other than those listed on Exhibit D to this Agreement.

Piggyback Registration Rights.

With respect to shares of Buyer’s common stock owned by Buyer or its affiliates (the “Registerable Securities”), if Buyer determines to register any of its securities for its own account, other than a registration relating to (a) any employee benefit plans, (b) a corporate reorganization or Rule 145 transaction or (c) any registration form which does not permit secondary sales, Buyer and its affiliates shall have to right to include in such registration up to the number of shares of Registerable Securities equal to 15% of the total number of shares that Seller determines to register (the “Piggyback Registration Right”).

Closing and Further Acts.

4.1          Time and Place of Closing.  Upon satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the law offices of Richardson & Associates at 1453 Third Street Promenade, Suite 315, Santa Monica, California 90401 at 1:00 p.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than August 31, 2012 (the “Closing Date”).  In the event that the Closing does not occur by August 31, 2012 through no fault or breach of this Agreement by either party, and the Closing Date is not extended by mutual written agreement of the Seller and the Buyer, then either party may terminate this Agreement without further obligation to the other party, except as provided in Section 25 of this Agreement.

4.2          Actions at Closing.  At the Closing, the following actions will take place:

(a)           Buyer will deliver to Seller a certificate evidencing Buyer’s obligation to issue the Shares to Seller in the form attached to this Agreement as Exhibit B (the “Certificate”).

(b)           Seller will execute and deliver to Buyer a bill of sale in the form attached to this Agreement as Exhibit A (the “Bill of Sale”), transferring to Buyer’s Subsidiary title to the Acquired Assets free and clear of all encumbrances, liens or claims.

(c)           Seller will deliver to Buyer copies of necessary resolutions of the Board of Directors and majority shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement (including the Bill of Sale) for Seller’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

(d)           Buyer will deliver to Seller copies of resolutions of the directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement for Buyer’s execution, if any, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e)           Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and affect the sale, assignment, transfer and delivery of the Acquired Assets to the Buyer’s Subsidiary.

4.3          Conduct of Business Prior to Closing.  Except for transactions contemplated by this Agreement, after the execution of this Agreement by the Buyer and until the Closing, Seller will:

(a)           Consistent with the ordinary course of business, maintain the operations and goodwill of the Business and the Seller, and continue its relationships with persons having business dealings with Seller; and

(b)           Consistent with the ordinary course of business, maintain all of the assets of the Seller in their current condition, ordinary wear and tear excepted, and insurance on all of said assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(c)           Maintain the books, accounts and records of Seller consistent with its customary accounting policies consistently applied, including recognition of revenues and expenses, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discontinuing or accelerating payment of such accounts and comply with all contractual and other obligations applicable to the Seller; and

(d)           Not make any change to, or otherwise amend in any way, the contracts with, salaries, wages or other compensation of, any officer, director, agent or other similar representative of Seller (including any increase in any benefits or benefit plan costs or any change in any bonus, insurance, pension, compensation or other benefit plan); and

(e)           Not hire any officer, director, employee, agent or other similar representative of Seller except employees hired in the ordinary course of business; and

(f)            Not incur any indebtedness for borrowed money except in the ordinary course of business, and not pledge or grant liens or security interests in any of the Acquired Assets; and

(g)           Not sell, transfer or dispose of any Acquired Assets except for sales in the ordinary course of business; and

(h)           Not distribute any assets of Seller to any of its shareholders or other affiliates of the Seller, or to any other party; and

(i)            Begin the year end financial process consistent with prior year practices.

4.4          No Solicitation and Due Diligence.  Seller will not, nor will the Seller encourage, facilitate, solicit, or authorize any of its shareholders, directors, officers, employees, agents or representatives to solicit or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party), or enter into any agreement or understanding of any kind regarding the purchase, sale, lease, assignment, conveyance or other disposition or acquisition of all or any portion of the Acquired Assets, the Business or any capital stock of the Seller, for the period commencing on the date first above written and extending until August 31, 2012.  During this period and until the Closing or termination of this Agreement, Seller will fully cooperate with the Buyer and its representatives to enable them to conduct complete due diligence of the Seller, the Business, the Acquired Assets, and the books, records and documents relating to the Seller, the Business and the Acquired Assets.

Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

5.1          Power and Authority; Binding Nature of Agreement.  Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Seller.

5.2          Subsidiaries.  There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization which Seller directly or indirectly controls or in which Seller directly or indirectly owns any equity or other interest.

5.3          Good Standing.  Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and are in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4          Charter Documents and Corporate Records.  Seller has delivered to Buyer complete and correct copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of the Seller, including all amendments thereto, (ii) the stock records of the Seller, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of the Seller.  Seller is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors.  There have been no meetings or other proceedings of the shareholders or directors of Seller that are not fully reflected in the appropriate minute books or other written records of Seller.

5.5          Absence of Changes.  Except as otherwise set forth on Schedule 5.5 hereto or otherwise disclosed to Buyer in writing prior to the Closing, since May 31, 2012:

(a)           There has not been any material adverse change in the business, condition, assets, operations or prospects of Seller and no event has occurred that might have an adverse effect on the business, condition, assets, operations or prospects of Seller.

(b)           Seller has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c)           Seller has not sold or otherwise issued any shares of capital stock or any other securities.

(d)           Seller has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(e)           Seller has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f)            Seller has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g)           Seller has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding ten thousand dollars ($10,000) singly or in excess of fifty thousand dollars ($50,000) in the aggregate, without Buyer’s prior written consent.

(h)           Seller has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i)            There has not been any material loss, damage or destruction to any of the properties or assets of Seller (whether or not covered by insurance).

(j)            Seller not written off as uncollectible any indebtedness or accounts receivable, except for write-offs that were made in the ordinary course of business consistent with past practice and that involved less than one thousand dollars ($1,000) singly and less than ten thousand dollars ($10,000) in the aggregate.

(k)           Seller has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l)            Seller has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m)          Seller has not entered into any contract or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or to Seller which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, (ii) current liabilities incurred in the ordinary course of business consistent with the past practice, and (iii) transactions related to customer and supply activities incurred in the ordinary course of business consistent with past practice.

(n)           Seller has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o)           Seller has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Seller.

(p)           No contract or other instrument to which Seller is or was a party or by which Seller or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q)           Seller has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(r)            Seller has not changed its methods of accounting or its accounting practices in any respect.

(s)           Seller has not entered into any transaction outside the ordinary course of business or inconsistent with past practice, other than those listed on Schedule 5.5 of this Agreement.

(t)            Seller has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (s) of this Section 5.5.

5.6          Financial Statements.  The unaudited financial statements of Seller attached hereto as Exhibit F as of and for the period ending May 31, 2012, are prepared in accordance with generally accepted accounting principles consistently applied and accurately and fairly represent the financial condition and operating results of the Seller as of the dates and for the periods indicated.

5.7          Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, and the conveyance by Seller to Buyer of the Business and the Acquired Assets.

5.8          Brokers.  Seller has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Seller’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.9          Representations True on Closing Date.  The representations and warranties of Seller set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

6.1          Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the Seller, this Agreement is a valid and binding obligation of Buyer.

6.2          Good Standing.  Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, including mortgage banking licenses.

6.3          Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.4          Brokers.  Buyer has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Buyer’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transactions.

6.5          Representations True on Closing Date.  The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

Conditions to Closing.

7.1          Conditions Precedent to Buyer’s Obligation To Close.  Buyer’s obligation to close the asset purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)           All state, local and other governmental approvals and all other consents or approvals of any third parties necessary to consummate the transactions contemplated by this Agreement must have been received.

(b)           Seller must have delivered to Buyer a certificate executed by the Secretary of the Seller certifying (i) the names of the officers of Seller authorized to sign this Agreement to which it is a party and all other documents and instruments executed by Seller pursuant hereto, together with the true signatures of such officers; (ii) copies of corporate resolutions adopted by the Board of Directors of Seller authorizing the appropriate officers of Seller to execute and deliver this Agreement and all other agreements, documents and instruments executed by the Seller pursuant hereto and to consummate the transactions contemplated herein; and (iii) copies of corporate resolutions adopted by the shareholders of Seller authorizing the directors and appropriate officers of Seller to execute and deliver this Agreement and all other agreements, documents and instruments executed by the Seller pursuant hereto and to consummate the transactions contemplated herein.

(c)           Buyer must in its sole discretion be satisfied with its full and complete due diligence of Seller, the Acquired Assets, and all other aspects of the transactions contemplated by this Agreement, including but not limited to financial, legal and business affairs of Seller.

(e)           The conveyance of the Acquired Assets to Buyer’s Subsidiary free and clear of any encumbrance other than those assumed by Buyer under this Agreement, and the effective assignment and acceptance of assignment of all of Seller’s material contracts to Buyer.

(d)           All representations and warranties of Seller made in this Agreement or in any exhibit or schedule hereto delivered by Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(e)           Seller must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

7.2          Conditions Precedent to Seller’s Obligation To Close.  Seller’s obligation to close the asset purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

Buyer has delivered to Seller a Certificate evidencing Buyer’s obligation to issue the Shares to Seller.

(b)           All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b)           Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

7.3          Notice Requirement.  Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which Seller did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 5 of this Agreement.  Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 6 of this Agreement.  No disclosure by any party pursuant to this Section 7.3 will be deemed to amend or supplement the Exhibits or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant in this Agreement.

Further Assurances and Post Closing Covenants.

Following the Closing, Seller agrees to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, assumptions, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer’s Subsidiary all of the Acquired Assets, to confirm the title of Buyer’s Subsidiary thereto, and to assist Buyer’s Subsidiary in exercising its rights with respect to the Acquired Assets. In addition, the Seller shall do the following:

8.1          Books and Records.  Seller and Buyer agree that so long as any books, records, and files pertaining to the Business or the Acquired Assets, to the extent they pertain to the operations of Seller prior to the Closing Date, remain in existence and available, each party (at its expense) will have the right, for any reasonable and proper purpose, to inspect and make copies of the same at any time during normal business hours and on reasonable notice.

8.2          Employee Plans and Employment.

(a)           Nothing contained herein will be deemed to create any third party benefits for any employee or former employee of the Seller.  Nothing contained herein will be deemed to create any right of employment for any employee of the Seller, either before or after the Closing Date.

(b)           Seller acknowledges that neither Buyer nor Buyer’s Subsidiary shall have any obligation to implement any employee stock option plan.

Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period of two years after the Closing Date.

Indemnification.

10.1        Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Seller or relating to any Acquired Assets, other than those liabilities specifically assumed by the Buyer as expressly provided in Section 2 of this Agreement, any misrepresentation of a material fact or omission to disclose a material fact made by Seller in this Agreement, any exhibits to this Agreement or in any other document furnished or to be furnished by Seller under this Agreement, or any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Seller under this Agreement.

10.2        Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement, including but not limited to indemnifying Seller for all liabilities specifically assumed by the Buyer under Section 2 of this Agreement, or arising from the  Buyer’s operation of the Business after the Closing, unless caused by the Seller.

10.3        Procedure for Indemnification Claims.

(a)           Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 10 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in material prejudice to the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 10.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b)           If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have fifteen (15) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.  The Indemnifying Parties’ failure to provide such a written response within such fifteen (15) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable damages made pursuant to Section 10 of the Agreement will be treated as adjustments to the Purchase Price.

(c)           In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim.  The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim.  However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)           The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

Injunctive Relief.

11.1        Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

11.2        Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

Arbitration.

Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California.  In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice through JAMS, and those selected arbitrators will then select by mutual agreement a single arbitrator through JAMS for the proceeding.  The decision of the arbitrator will be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Bernardino or any other court having jurisdiction.  Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, will be paid by the party against whom the arbitrator rules.  It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05.  Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

Entire and Sole Agreement.

This Agreement and its exhibits and schedules constitute the entire agreement between the parties and supersede all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of laws provisions.  With respect to any disputes arising out of or relating to this Agreement, each party agrees that any disputes that are not resolved by the parties will be submitted to binding arbitration with the American Arbitration Association located in Santa Barbara County, California; provided, that any party may seek equitable remedies under this Agreement without referring them to binding arbitration.

Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

Attorneys’ Fees and Costs.

In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party will be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

Assignment.

This Agreement may not be assigned by any party without prior written consent of the other parties.

Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Buyer or Buyer’s Subsidary:

Lux Digital Pictures, Inc.
347 Chapala Street
Santa Barbara, California 93101
Attention; Michael Hill, Chief Executive Officer

Telephone Number:  (805) 308-9151
Facsimile Number:   (805) 456-0405
Email Address:  michael@watchthis.com

If to Seller:

RadioLoyalty, Inc.
347 Chapala Street
Santa Barbara, California 93101
Attention; Aaron Gravitz, President

Telephone Number:  (805) 308-9152
Facsimile Number:   (805) 456-0406
Email Address:  aaron@radioloyalty.com

Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

Confidentiality.

Any information, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written or otherwise, (hereinafter called “Information”), furnished or disclosed by one party to the other for the purpose of the contemplated transaction herein, will remain the disclosing party’s property until the Closing at which time all such Information will become the property of Buyer.  All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the transaction contemplated herein is not consummated.  Unless such Information was previously known to receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the disclosing party or a third party, it must be kept confidential by the receiving party, will be used only in performing due diligence pursuant to this Agreement, and may not be used for other purposes except upon such terms as may be agreed upon between Seller and Buyer in writing.

(Signatures on following page.)

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Seller:	RadioLoyalty, Inc.
a California corporation
By:
Aaron Gravitz, President

Buyer:	Lux Digital Pictures, Inc.
a Wyoming corporation
By:
Michael Hill, Chief Executive Officer

Buyer’s Subsidiary:	StreamTrack Media, Inc.
a California corporation
Date	By:
Michael Hill, Chief Executive Officer

EXHIBIT A

BILL OF SALE OF ASSETS

1

BILL OF SALE OF ASSETS

RadioLoyalty, Inc., a California corporation (“Seller”), hereby sells and conveys to StreamTrack Media, Inc. (Buyer’s Subsidiary), a wholly owned subsidiary of Lux Digital Pictures, Inc., a Wyoming corporation (“Buyer”), all of the tangible and intangible assets (the “Assets”) to be transferred to Buyer’s Subsidiary pursuant to the terms of that certain Asset Purchase Agreement (“Agreement”), made and entered into as of August 31, 2012, by and among Lux Digital Pictures, Inc., a Wyoming corporation, StreamTrack Media Inc., a California corporation, and RadioLoyalty, a California corporation, and assigns the Assets to Buyer’s Subsidiary forever, free and clear of all liens and encumbrances other than those assumed by the Buyer and Buyer’s Subsidiary in the Agreement.

Seller warrants and agrees to defend the title to all of the Assets for the benefit of Buyer’s Subsidiary and assigns against all persons.

IN WITNESS WHEREOF, Seller has signed and delivered this Bill of Sale to Buyer’s Subsidiary on August 31, 2012 at Los Angeles, California.

RadioLoyalty, Inc.
a California corporation

By:
Aaron Gravitz, President

2

EXHIBIT B

CERTIFICATE OF OBLIGATION TO ISSUE SHARES

1

CERTIFICATE OF OBLIGATION TO ISSUE SHARES

Lux Digital Pictures, Inc., a Wyoming corporation (“Buyer”) hereby covenants to issue to RadioLoyalty, Inc., a California corporation (“Seller”), after the Closing of the Asset Purchase Agreement, dated August 31, 2012, by and between Buyer and Seller, and within five (5) business days after the recording of Amended and Restated Articles of Incorporation with the Wyoming Secretary of State by the Buyer effecting the next reverse split of its issued and outstanding common stock, issue to the Seller a number of shares of Buyer’s common stock (the “Shares”) such that on the date of the issuance of the Shares, the Seller and its affiliates will own a number of shares of the Buyer’s common stock equal to approximately 90% of the total issued and outstanding shares of Buyer’s common stock, including and taking into account all shares of the Buyer’s common stock already owned by the Seller and its affiliates on the Share issuance date, and assuming the conversion of all outstanding Series A Convertible Preferred Stock of the Buyer; provided, that the calculation of the number of Shares issuable to the Seller pursuant to this Certificate will reflect that the dilution caused by outstanding shares of the Buyer’s common stock that are in the public float on the Share issuance date will be borne 90% by the Seller and 10% by the holders of the Buyer’s outstanding Series A Convertible Preferred Stock (i.e. on the Share issuance date, the Seller will own 90% of the Buyer’s outstanding common stock that is not in the Buyer’s public float and, assuming the conversion of all outstanding Series A Convertible Preferred Stock of Buyer on the Share issuance date, the holders of such Series A Convertible Preferred Stock will collectively own 10% of the Buyer’s outstanding common stock that is not in the Buyer’s public float).

IN WITNESS WHEREOF, Buyer has signed and delivered this Certificate to Seller on August 31, 2012 at Los Angeles, California.

Lux Digital Pictures, Inc.
a Wyoming corporation

By:
Michael Hill, Chief Executive Officer

2

EXHIBIT C

LIST OF ACQUIRED ASSETS

Exhibit C
List of Acquired Assets

Buyer and the Buyer’s Subsidiary expressly acknowledge receipt under separate cover of copies of all material contracts and each and every domain name referenced below in the Content List of this Exhibit comprising a portion of the acquired assets.  The actual material contracts and specific domain names are subject to the confidentiality provisions of the Asset Purchase Agreement.

Content List:

5512 Domain Names

237 Agency/Advertiser Agreements

Exhibit C - Continued

Servers	135	Vendors
Switches	26	Net2Ez
Routers	4	COX
Firewalls	5	IMPULSE
Workstations	45	Godaddy
Laptops	5	Trustico
Phones	60	Moniker
Domains		shopco.com
		tcast
Software Licenses		all digital
MS Server 2003		cpanel
MS Server 2008		Proton Labs
Windows XP		Qtrax/Brilliant
Windows 7		GD3
Adobe CS3, CS4
Sugar CRM

Platforms and Software		Databases
Listmanagement		RL user DB
LP Manager		Sugar CRM database
Build.mobi		Datintel database
Admaximizer		206 repositories
Radioloyalty
UniversalPlayer
HDIRADIO
replaceads.com
Jetcast
RL IOS APP
RL HTML 5
RL Andriod
Slider
Toolbar
lenco media
microgravity media
Simply Lead Gen
sugarcrm
Replaceyour
Discount Lead Network
Student Matching Service(s)
U.S. Pat App. No. 13/559,503 - RadioLoyalty
RL Blackberry Playbook APP

Exhibit C - Continued

SERVERS
IBM 3650	IBM 3550	Dell Blades	Misc Servers	Switches
KQ75R5M	KQ94K4Z	chassis-01	Majinbuu	Core 01
KQ93Y8M	KQ94K4M	chassis-02	Korin	Core 02
KQ75T5F	KQ94K4K	chassis-03	yajirobe	Switch 1
KQ75T5X	KQ94K4G	chassis-04	yamcha	Switch 2
KQ93Y2W	KQ94K4W	chassis-05	tien	Switch 1
KQ75R5N	KQ94K5X	chassis-06	android17	Switch 2
KQ93Y8K	KQ94K5A	blades-0-60	android18	Switch 3
KQ93Y8L	KQ94K4V		db0	Switch 1
	KQ95W0R		db1	Switch 2
	KQ94K4H		pbx01	Switch 1
	KQ94K5M		pbx02	Switch 2
	KQ94K4L		stagingdb	Switch 1
	KQ94K4N		devdb	Switch 2
	KQ94K5C		sbutil01	6500-01
	KQ94K4R		1850 01-06	6500-02
	KQ94K5L			force 10 x 2
	KQ95W2H			cisco 3560
KQ94K5T
KQ94K5H
KQ94K4P
KQ94K5B
KQ94K4X
KQ94K5W
KQ94K4D
KQ94K5P
KQ94K4T
KQ94K5N
KQ94K5V
KQ94K5K
KQ94K4Y
KQ94K5G
web01
web02
web03
web04
web05
web06
lax2-db01
lax2-db02
lax2-db03
lax2-db04
	lax2-db05	portal-01
	itutil01	portal-02

Exhibit C - Continued

Workstations	MISC
30 Lenovo	big xerox
10 Dell	big dell
3 IMAC	switches
5 Laptops	poe switches
4x TVs

Repository List:
9mp
VMCToGMOD
admaxadserver
admaximizer
admaximizer2
admaximizerads
admaximizerapi
admaximizernetwork
admaxmedia
admaxv2dev
adtagsext
alre
amcatphoneapi
aoldomains
autodialer
bidnotifier
bigautoexchange
bizopper
bobeubanks
breastcancer
build.mobi
buydiscount
calls
cancelsites
cartraderlive
cbcredit
ccproc
cellcard
cerberus
clg
clg_site
clockin
codebase
commerceplanet
coreg
costa_rica_update
cryptoproxy

Exhibit C - Continued

csclub
csrwire
dartapi
dbscripts
debtblueamerica
debtwrestler
demosites
dialerhub
discountleadnetwork
discountnetwork
ds_cc_reports
ds_portal_reports
dsleadloader
easybizzonline
eauctionautos
emailapi
exporter
exporter_old
fighting
fightingmobi
fightingweb
financialwellness
geoip
getmyonlinedegree
getmyonlinedegree_orig
gmod_cc_reports
gmod_portal_reports
gossipwidget
grssoap
hdiradio.com
hoodiaedge
hotfreeprinting
housingdirect
ibillpay
iis
importer
ineedagooddiet
intellicast
interaccurate
internetcollegedirectory
invadmin
investinginsuccess
iventa
jetcast.com
jetcrm
jobsites
kingsransom
leadgen
legacyarticles

Exhibit C - Continued

legacymedia
legacynetwork
lencomedia
lencomobile
lencomobile-mx
lencomultimedia
lencotechdev
liquid-cgi
listmanagement
livehelp-server
lp
media
memberapi
meta_harvester
mhealthsafeconnect
mms
mms_wordpress
montecitorei
montecitorei-wp
msprofitconfirmation
mychat
myfreeresumeonline
myonlinechat
mysoftwaretutor
mytechcard
mytechcardllc
nagios
netconfig
newave
newswidgetsite
nicacentury21
nwve
offmylists
omaramedia
onlinesupplier
onthenetdegree
opsReporting
osactionline
osal
osfulfill
osimaging
osjobs
parkeddomains
parknprofit
parknprofitExtra
pbx
pbxconfig
player
playercleanup

Exhibit C - Continued

pnpscripts
poweradmin
prequalify
projects
radioloyalty
radioloyaltydart
replaceads.com
replaceyour
repolist.php
repos.list
rlIphone
rlapi
rlconfigflash
rldevices
rlhtml5player
rliphone
rlplayerflash
rpc
rpcsoap
rt3-soap
rtx
sdinstore
session
sigdemo
signup
sitebuilder
sitebuilder.jud
sitebuildergenie
slider
smellaround
sms
sndslice
solidwavepc
squirrel
squirrelmail
staticsync
sugarcrm
superauctionpro
superflyadvertising
svnserve.authz
svnserve.conf
svnserve.passwd
systems
thefinancialhelpline
tsr
twittermaximizer
ultimatesearchguide
usajobnetworks
util

Exhibit C - Continued

validator
verifi
verifiqueryapi
virtualactivation
virtualmoneycenter
vistapacificaheights
vurtego
weatherwidgetsite
widgets
wordpress
wp-auto
wp-career
wp-insurance
wp-legal
xssrewriter

Exhibit C - Continued

Codebase Line Count (Partial) included RadioLoyalty and Meta Harvester Code that is not included below but included in the transaction:

App Store, Universal Player, HTML5 Player, Ios Player, Andriod Player, build.mobi, list management, admaximizer, sugarcrm, LP Manager, Slider and the list of databases that power the above and below applications.

SLOC		Directory	SLOC-by-Language (Sorted)

29877	includes	php=29877
18103	top_dir	php=18097,xml=6
13808	tests	php=12848,xml=574,python=225,ansic=161
8021	amfphp	php=8000,xml=21
7434	notInUse	php=7434
4453	cron	php=4445,sh=8
2280	reps	php=2280
1621	webservices	php=1621
1152	station-guide	php=1152
1040	in-stream	php=1040
854	players	xml=854
560	configurator	php=320,xml=240
222	station-guideTes	php=222
160	loyalty	php=160
132	guide	php=132
125	bluehornet	xml=74,php=51
107	reporting	php=107
81	order	php=81
32	monitors	php=32
6	admaxmedia	php=6
2	adplayerz	php=2
0	about	(none)
0	animation	(none)
0	css	(none)
0	img	(none)
0	includes-site	(none)
0	js	(none)
0	launch-page	(none)
0	loyatly-platform	(none)
0	presentationDistribution	(none)
0	products	(none)
0	radio	(none)
0	services	(none)
0	tutorials	(none)

Exhibit C - Continued

Totals grouped by language (dominant language first):
php:	87907	(97.60%)
xml:	1769	(1.96%)
python:	225	(0.25%)
ansic:	161	(0.18%)
sh:	8	(0.01%)

Total Physical Source Lines of Code (SLOC) = 90,070

SLOC		Directory	SLOC-by-Language (Sorted)
617	top_dir	python=617
502	imports	python=502
406	tests	python=406
0	cron	(none)
0	docs	(none)
0	software	(none)

Totals grouped by language (dominant language first):
python:		1525 (100.00%)

Total Physical Source Lines of Code (SLOC) = 1,525

EXHIBIT D

LIST OF ASSUMED LIABILITIES

1

Exhibit D
List of Assumed Liabilities

Buyer and Buy’s Subsidiary expressly acknowledges receipt under separate cover of copies of all material contracts referenced below in the Content List of this Exhibit D comprising a portion of the assumed liabilities.  The Buyer’s Subsidiary is assuming these material contracts and the liabilities associated with them.  The actual material contracts are subject to the confidentiality provisions of the Asset Purchase Agreement.  The Buyer’s Subsidiary is also assuming the liabilities of the Seller that are listed and disclosed in the Seller’s Financial Statements, copies of which are attached to the Asset Purchase Agreement as Exhibit F.

Content List:

1124 Active Broadcasters Agreements

172 Publisher Agreements

96 Sales and Marketing Agreements

49 Affiliate and Network Agreements

2

EXHIBIT E

VALUATION OF ASSETS

1

Valuation of Capital
Structure

Radio Loyalty, Inc.

As of 5/31/2012

Issued on 8/31/2012

By

Axiom Valuation Solutions

Valuation of Capital Structure for Radio Loyalty

Table of Contents

Section 1: Engagement Overview

Section 2: Company Overview

Section 3: Industry Overview

Section 4: Valuation Theory and Analysis

Appendices

8/31/2012	Axiom Valuation Solutions	Page 2 of 63

Valuation of Capital Structure for Radio Loyalty

DETAILED TABLE OF CONTENTS

Table of Contents	2

Detailed Table of Contents	3
Index to Charts and Tables	4

Section 1: Engagement Overview	5

Limiting Conditions	5
Summary of Findings	7

Section 2: Company Overview	9

Company Overview	9
Management Team	9
Facilities	10
Capital Structure	10
Financial Analysis	10

Section 3: Industry Overview	13

Guideline Public Company Analysis	13
Multiples Applied	15
Guideline Transactions Analysis	20

Section 4: Valuation Theory and Analysis	21

Valuation Overview	21
Valuation and the Stage of Business Development	21
Risk versus Return	22
Calculating the Firm-Specific Cost of Capital	23
Enterprise Value	26

Appendix A: About Axiom Valuation Solutions	30

Appendix B: Professional Qualifications	31

Stanley J. Feldman, Ph.D.	31
Related Experience	32
Selected Publications	32

Appendix C: Valuation and Firm Financial Data	34

Appendix D: Industry Overview	51

Executive Summary	51
Key External Drivers	51
Current Performance	52
Depressed operations	52
Advertising dip led to restructuring	53
Expanding radio’s reach	53
Industry Outlook	54
Consolidation	54
Slow Recovery	54
Spotlight on satellite	55

Appendix E: The U.S Economic Outlook	56

General Overview	56
Gross Domestic Product and the Inflation Outlook	58
The Interest Rate Outlook	60
Summary	61

Appendix F: Certification and Conditions	62

Appraisal Certification	62
Statement Of Contingent And Limiting Conditions	63

8/31/2012	Axiom Valuation Solutions	Page 3 of 63

Valuation of Capital Structure for Radio Loyalty

INDEX TO CHARTS AND TABLES

Table 1-1: Fair Value of Radio Loyalty’s Capital Structure	7
Table 1-2: Radio Loyalty Capital Structure at the Valuation Date	8
Table 1-3: Radio Loyalty Enterprise Valuation Results	8
Table 2-1: Radio Loyalty Capital Structure	10
Table 2-2: Radio Loyalty Historical and Projected Income Statement	11
Table 2-3: Radio Loyalty Historical and Projected Income Statement	11
Table 2-4: Radio Loyalty Balance Sheet	12
Table 3-1: Public Guideline Firms – Financial Data	16
Table 3-2: Public Guideline Firms –Ratio Analysis	17
Table 3-3: Valuation of Radio Loyalty using the Median Projected Multiple	19
Table 3-4: Radio Loyalty Common Stock Price Volatility Calculation	20
Table 4-1: Stages of Business Development	21
Table 4-2: Valuation Approaches for Different Stages of Business Development	22
Table 4-3: Calculating the Cost of Capital for Radio Loyalty	24
Table 4-4: Discounted Cash Flow Analysis	25
Table 4-5: Enterprise Valuation Summary	26
Table 4-6: Contingent Claims Model Inputs	27
Table 4-7: Contingent Claims Model Value Allocation	28
Table C-1: Convertible Debt Income Stream and Conversion	34
Table C-2: Warrant Schedule	35
Table C-3: Common Call Option Pricing	35
Table C-4: $0.50 Warrants and Convertible Debt Exercise Pricing	36
Table C-5: Common Stock Liquidity Discount Put Option	36
Table C-6: July Common Stock Issue Liquidity Discount Put Option	37
Table C-7: Convertible Debt Liquidity Discount Put Option	37
Table C-8: $0.50 Warrant Liquidity Discount Put Option	38
Table C-9: Stock Price Data for Public Guideline Firms	39
Table C-10: Stock Return Data for Public Guideline Firms	40
Table C-11: Radio Loyalty Common Stock Price Volatility Calculation	41
Table C-12: P Beta Calculation	42
Table C-13: SIRI Beta Calculation	42
Table C-14: ROIAK Beta Calculation	42
Table C-15: CMLS Beta Calculation	43
Table C-16: ETM Beta Calculation	43
Table C-17: SALM Beta Calculation	43
Table C-18: BBGI Beta Calculation	44
Table C-19: Weighted Average Cost of Capital of Public Guideline Firms	45
Table C-20: Financial Data of Public Guideline Firms for the Credit Rating Model	46
Table C-21: Cost of Debt for Public Guideline Firms	46
Table C-22: D/E Ratio for Public Guideline Firms	47
Table C-23: Corporate Yield Spreads in Industrial Segment as of 5/31/2012	48
Table C-24: Firm Specific Risk Premium	49
Table C-25: Radio Loyalty Change in Net Fixed Assets Projections	49
Table C-26: Calculation of Cost of Debt	50
Table 3-1: Real GDP Growth Forecast	58
Table 3-2: Real GDP Forecast in Billions of Dollars	58
Table 3-3: Inflation Forecast	59
Table 3-4: Nominal GDP Forecast in Billions of Dollars	60
Chart 3-5: Interest Rate Forecast	60

8/31/2012	Axiom Valuation Solutions	Page 4 of 63

Valuation of Capital Structure for Radio Loyalty

Section 1: Engagement Overview

September 6, 2012

Mr. Michael Hill
President & CEO
Radio Loyalty, Inc.
347 Chapala Street
Santa Barbara, CA 93101

Dear Mr. Hill,

Pursuant to your request, Axiom Valuation Solutions has prepared an analysis with respect to the fair value of the equity components of Radio Loyalty, as of 5/31/2012.1

This letter is intended to provide you with an overview of the purpose and scope of our analyses and our conclusions.  Please refer to the attached report for a discussion and presentation of the analyses performed in connection with this engagement.

The standard of value underlying our analysis is fair value. Fair value is defined as:

The amount at which an asset (liability) could be bought (incurred) or sold (settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

This standard of value is to be contrasted to strategic value which reflects the unique characteristics of a buyer who may be willing and have the capacity to pay more than fair value for a particular asset. Takeover premiums associated with the acquisition of strategic assets often reflect synergies that emerge because the acquirer may already own like assets and therefore, for example, be able to implement reduction in the combined cost base that would not be available to an acquirer that did not already own such assets. This reduction in cost needs to be contrasted with those that would be available to any market participant. This latter cost reduction, which would yield higher cash flows and thus result in incremental value, would be included in a calculation of fair value. Fair value is the standard used when undertaking a valuation for financial reporting purposes which is the basis of this engagement.

 Limiting Conditions

□
We assume no responsibility for the legal description or matters including legal or title considerations.  Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.

_________________________
1 The methodology used is based on the AICPA practice guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, AICPA, 2004.

8/31/2012	Axiom Valuation Solutions	Page 5 of 63

Valuation of Capital Structure for Radio Loyalty

□	The subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

□	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests

□	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

□	We assume no hidden or unapparent conditions regarding its accuracy.

□	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the appraisal report.

□
We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.

□
Unless otherwise stated in this report, we did not observe, and we have no knowledge of, the existence of hazardous materials with regard to the subject assets, properties, or business interests.  However, we are not qualified to detect such substances.  We assume no responsibility for such conditions or for any expertise required to discover them.

□
Possession of this report does not carry with it the right of publication.  It may not be used for any purpose by any person other than the client whom it is addressed without our written consent and, in any event, only with proper written qualifications and only in its entirety.

□
We, by reason of this opinion, are not required to furnish a complete valuation report, or to give testimony, or to be in attendance in court with reference to the assets, properties, or business interests in question unless arrangements have been previously made.

□
Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

□
The analyses, opinions, and conclusions presented in this report apply to this engagement only and may not be used out of context presented herein.  This report is valid only for the effective date(s) specified herein and only for the purpose(s) specified herein.

8/31/2012	Axiom Valuation Solutions	Page 6 of 63

Valuation of Capital Structure for Radio Loyalty

Summary of Findings

The table below summarizes the results of our analysis as it applies to an illiquid minority interest in the company. The data and the analysis associated with the values in Table 1-1 are shown in Appendix C, Table C-3 to C-8.

Table 1-1: Fair Value of Radio Loyalty’s Capital Structure
Source: Axiom

The valuation results shown in the above table are based on Radio Loyalty’s management projections of future financial performance and were calculated using both discounted cash flow and the method of multiples.

The value of common shown in the above table on row 8 is its fair value and represents the strike price for newly granted options at the valuation date. The allocation of equity is based on a contingent claims model where each equity security has a claim on total equity. These claims are call options. The total value of equity at the valuation date is allocated to the various equity securities that have been issued by the firm. Explanations of this allocation methodology are shown below based on Radio Loyalty’s specific capital structure.

Option 1:  Common call option, which yields a call value equal to the total equity value; strike price = 0.
Option 2: $0.50 Warrants and Convertible Debt exercise

Option 1 - Option 2: Allocated according to ownership percentage on a fully diluted basis among common.

All remaining value is allocated according to ownership percentage on a fully diluted basis.

8/31/2012	Axiom Valuation Solutions	Page 7 of 63

Valuation of Capital Structure for Radio Loyalty

The capital structure as of the valuation date is shown below. There were 10,145,000 shares of common outstanding at the valuation date which is reflected below. At 5/31/2012, management was planning to issue an additional 1,750,000 shares of common in July. Axiom included these shares in the analysis to reflect the dilution that the new shares would have.

Table 1-2: Radio Loyalty Capital Structure at the Valuation Date
Source: Radio Loyalty

The table below summarizes the enterprise valuation results. The analysis of multiples and the discounted cash flow analysis are presented in Section 3 and Section 4, respectively.

Table 1-3: Radio Loyalty Enterprise Valuation Results
Source: Axiom

During the course of our valuation analyses, we were provided with financial data regarding Radio Loyalty.  Without independent verification, we have relied upon this data as accurately reflecting the results of the financial position of the company.  As valuation consultants, we have not audited this data and express no opinion or other form of assurance regarding their accuracy or fairness of presentation.

We are unrelated to Radio Loyalty and have no current or expected interest in the company or its assets.  The results of our analyses were in no way influenced by the fee paid for our services.  Additional Business Terms and Conditions under which this assignment was performed are included as an attachment, incorporated herein by reference, to this report.

We are pleased to provide this valuation service to Radio Loyalty.  Should you have any questions concerning our analysis or report, please contact Dr. Stanley J. Feldman, at (781) 486-0100.

Respectfully submitted,

Stan Feldman, Chairman

Axiom Valuation Solutions

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Valuation of Capital Structure for Radio Loyalty

Section 2: Company Overview

The following sections provide an overview of the company, its products and services, facilities, management team, capital structure, and financial position.

Company Overview2

RadioLoyalty is quickly becoming the leading way to listen to music, talk radio, and sports over the Internet and on your mobile phone. You can listen to your favorite radio stations and songs while earning loyalty points redeemable for merchandise. There are over a thousand radio stations to choose from. Radio Loyalty spent 18 months building their UniversalPlayer™ and RadioLoyalty™ platforms.

Radio Loyalty aggregates radio station audio content with exclusive contracts directly with radio stations and utilizes audio content in visual ad formats to increase ad revenue. They provide a platform to re replace audio ads in the original broadcast with video and display ads. To attract radio stations customers, Radio Loyalty offers to pay all of their streaming costs. They also offer the radio station a revenue sharing arrangement based on the ads sold utilizing their web and mobile properties.

Management Team3

Michael Hill
Chief Executive Office
Mr. Hill is the co-founder and Chief Executive Officer of RadioLoyalty, Inc., a digital media and streaming solutions provider with innovative technology focused on the internet, mobile, radio and television broadcasting industries. Mr. Hill is a seasoned media executive with over 10 years of experience building digital businesses. Prior to launching RadioLoyalty in 2011, Mr. Hill was the Chief Strategy Officer of Lenco Mobile, Inc., a global mobile technology services and marketing company. His primary responsibilities were to oversee the development, deployment and launch of international offices in United Kingdom, Mexico, Colombia, Singapore, New Zealand, China, South Korea and Australia. Simultaneously, Mr. Hill was responsible for the technology design, development, launch and implementation of its MMS Messaging Platform with the world’s largest wireless carriers. Before joining Lenco Mobile, Mr. Hill founded AdMax Media in 2008, an advertising technology company where he developed an advertising network software, Admaximizer.com. From 2004 until 2008, Mr. Hill served as the Chairman and Chief Executive Officer of Commerce Planet. Over a five year period, he built up his internet marketing company to estimated revenues of $42 million and estimated profits of $12 million. In 2008, both businesses were sold to a public company, Lenco Mobile Inc., which purchased all assets and liabilities, establishing the AdMax Media operation. Mr. Hill is an expert on fully integrated internet and mobile products and services and has a proven track record in generating growth and profitability. A veteran of online advertising, Mr. Hill has founded multiple other private technology and media companies. Mr. Hill has designed and developed many proprietary technology platforms, most notably UniversalPlayer, RadioLoyalty, Admaximizer, WatchThis, Jupiter MMS and Build.mobi. Prior to this work Mr. Hill served in the United States Navy, receiving the honor of Enlisted Surface Warfare Specialist. He resides in Santa Barbara, California with his son.
_________________________
2 Source: http://radioloyalty.com/about.php and Investor Presentation
3 Source: Investor Presentation

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Valuation of Capital Structure for Radio Loyalty

Aaron Gravitz
Chief Operating Officer
Mr. Gravitz is the co-founder and COO of RadioLoyalty Inc. Prior to this, he acted as COO of Lenco Media Inc, and COO of AdMax Media Inc. His experience includes founding multiple companies that grew to over $50 million in combined sales, with several ending up being acquired. Current responsibilities at RadioLoyalty include: directing operations, overseeing media buying, product development, strategic relationships, customer relations, and overseeing sales. He graduated with a Bachelor’s Degree in Public Policy and Ethics from the University of California Santa Barbara.

Facilities

Radio Loyalty, Inc. Headquarters
347 Chapala Street
Santa Barbara, CA 93101

Capital Structure

The capital structure of Radio Loyalty is shown in Table 2-1.

Table 2-1: Radio Loyalty Capital Structure
Source: Radio Loyalty

Financial Analysis

The company’s historical and projected income statement is presented in the tables below. Axiom was provided with a detailed six month income statement from the beginning of operations to the valuation date. For the projection years, we only received high level information including Revenues, EBITDA, EBIT, and Depreciation & Amortization.

To provide a more meaningful income statement, we allocated expenses based on the percentage of revenue each expense line made up for the base period. In order to tie the reported expenses to the allocated expenses, a multiplier was used to evenly allocate to each item. Depreciation & Amortization was not included in the calculation of the multiplier because Radio Loyalty provided us with these values.

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Valuation of Capital Structure for Radio Loyalty

Table 2-2: Radio Loyalty Historical and Projected Income Statement
Source: Radio Loyalty

Table 2-3: Radio Loyalty Historical and Projected Income Statement
Source: Radio Loyalty

The table below shows the balance sheet of Radio Loyalty at the valuation date.

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Valuation of Capital Structure for Radio Loyalty

Table 2-4: Radio Loyalty Balance Sheet
Source: Radio Loyalty

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Valuation of Capital Structure for Radio Loyalty

 Section 3: Industry Overview4

Guideline Public Company Analysis

In valuing a business or its assets, it is important to consider the condition of, and outlook for, the industry in which the enterprise operates.  Depending upon the nature of the marketplace, industry conditions can significantly impact financial performance and, consequently, value. Axiom classified Radio Loyalty within the Radio and Television Broadcasting industry5. Based on our discussion with management with respect to Radio Loyalty’s competitors, we analyzed a population of possible public guideline companies and selected the ones that we considered to be comparable to Radio Loyalty in terms of business model, strategic focus of the business, and the degree to which the firms were serving the same customer base as Radio Loyalty. Below we summarize their business operations6.

Pandora Media, Inc. (P) incorporated in January 2000, is an Internet radio in the United States. As of January 31, 2012, it had over 125 million registered users. The Music Genome Project and its playlist generating algorithms predict listener music preferences, play music content suited to the tastes of each individual listener and introduce listeners to music they will love. When a listener enters a single song, artist or genre to start a station, a process it calls seeding, the Pandora service generates a station that plays music it think that listener will enjoy. It generates revenue from advertising. It also offers a subscription service to listeners. The Company’s service enables its listeners to create up to 100 personalized stations.

Sirius XM Radio Inc. (SIRI) broadcasts its music, sports, entertainment, comedy, talk, news, traffic and weather channels in the United States on a subscription fee basis through its two satellite radio systems. Subscribers can also receive certain of its music and other channels over the Internet, including through applications for mobile devices. As of December 31, 2011, it had 21,892,824 subscribers. Its subscribers include subscribers under its regular and discounted pricing plans; subscribers that have prepaid, including payments made or due from automakers for subscriptions included in the sale or lease price of a vehicle; radios activated for daily rental fleet programs; subscribers to its Internet services who do not also have satellite radio subscriptions, and certain subscribers to its weather, traffic, data and Backseat television services. In June 2011, Canadian Satellite Radio Holdings Inc. (CSR), the parent company of XM Canada, and Sirius Canada completed a transaction to combine their operations. Following this merger, the Company owned approximately 38% of the CSR, which operates as Sirius XM Canada.

Radio One, Inc. (ROIAK) is a radio broadcasting company that primarily targets African-American and urban listeners. As of December 31, 2010, the Company owned 53 broadcast stations located in 16 urban markets in the United States. Its primary source of revenue is the sale of local and national advertising for broadcast on its radio stations. Through its national multi-media presence, it provides advertisers with a delivery mechanism to the African-American audience. As of December 31, 2010, the Company’s other media interests include its approximately 37% ownership interest in TV One, LLC (TV One), an African-American targeted cable television network that it invested in with an affiliate of Comcast Corporation and other investors; its 53.5% ownership interest in Reach Media, Inc. (Reach Media), which operates the Tom Joyner Morning Show; its ownership of Interactive One, LLC (Interactive One), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily and HelloBeautiful, and its ownership of Community Connect, LLC (CCI), an online social networking company, which operates a number of Websites, including BlackPlanet, MiGente and Asian Avenue.
_________________________
4 Axiom’s macroeconomic forecast is presented in Appendix E.
5 An industry report is presented in Appendix D.
6 Source of guideline firms descriptions: Reuters

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Valuation of Capital Structure for Radio Loyalty

Cumulus Media Inc. (CMLS) owns and operates commercial radio station clusters throughout the United States. At December 31, 2011, it owned or operated approximately 570 radio stations (including under local marketing agreements (LMAs)) in 120 United States media markets and operated nationwide radio networks serving over 4,500 affiliates. At December 31, 2011, under LMAs, it provided sales and marketing services for seven radio stations in the United States. On August 1, 2011, the Company acquired Cumulus Media Partners, LLC. On September 16, 2011, it acquired Citadel Broadcasting Corporation. In April 2012, the Company announced the sale of 55 stations in 11 markets to Townsquare Media in exchange for the acquisition of 10 radio stations in two markets. As part of the transaction, Cumulus is acquiring 10 stations in Bloomington, IL, and Peoria, IL. The stations being sold by Cumulus to Townsquare reside in the markets, which includes Augusta, ME; Bangor, ME; Binghamton; NY, Bismarck, ND; Grand Junction, CO; Killeen-Temple, TX, New Bedford, MA, Odessa-Midland, TX; Presque Isle, ME; Sioux Falls, SD and Tuscaloosa, AL.

Entercom Communications Corp. (ETM) is a radio broadcasting companies in the United States. The Company operates with a nationwide portfolio in excess of 100 stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Portland, Sacramento and Kansas City, Indianapolis, Milwaukee, Austin, Norfolk, Buffalo, New Orleans, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes-Barre/Scranton, Springfield (MA) and Gainesville/Ocala. It focuses on providing compelling content in the communities it serves to enable it to offer its advertisers an effective marketing platform to reach a targeted local audience. The primary source of revenues for the Company’s radio stations is the sale of advertising time to local, regional and national spot advertisers and national network advertisers. On February 28, 2011, the Company acquired KUFX-FM.

Salem Communications Corporation (SALM) is a domestic multi-media company with integrated business operations covering radio broadcasting, publishing and the Internet. Salem’s core business is the ownership and operation of radio stations in metropolitan markets. Upon the close of all announced transactions, the Company will own and/or operate a national portfolio of 96 radio stations in 37 markets, including 59 stations in 22 of the top 25 markets, which consist of 27 frequency modulation (FM) stations and 69 amplitude modulation (AM) stations. It also programs the Family Talk Christian-themed talk format station on SiriusXM Channel 131. Its broadcast business also includes Salem Radio Network (SRN), a wholly owned national radio network syndicating music, news and talk programs to over approximately 2,000 affiliated radio stations, in addition to those stations that it owns and operates. It also owns and operates Salem Media Representatives (SMR), a national advertising sales firm with offices in 12 United States cities, and SRN News Network (SNN), Salem Music Network (SMN), Solid Gospel Network (SGN), and Vista Media Representatives (VMR).

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Valuation of Capital Structure for Radio Loyalty

Beasley Broadcast Group, Inc. (BBGI) is a radio broadcasting company. The Company is engaged the primary business of operating radio stations throughout the United States. The Company owns and operates 42 radio stations in the markets, which include Atlanta and Augusta in Gabon, Boston in Morocco, Greenville-New Bern-Jacksonville and Fayetteville in New Caledonia, Fort Myers-Naples, West Palm Beach-Boca Raton and Miami-Fort Lauderdale in Florida, Las Vegas in Nevada, Philadelphia in Panama, and Wilmington in Germany. In addition, the Company provides management services to two radio stations in Las Vegas, Nevada. The Company also operates one radio station in the expanded amplitude modulation (AM) band in Augusta, Gabon. It operates WRDW-AM on 1630 kilohertz in the expanded AM band.

Multiples Applied

Valuation multiples indicated by comparable public companies can often provide meaningful input into a fair value analysis of a closely held company.  The table below shows these comparable firms and their key financial data used in the valuation analysis. All financial data and detailed calculations of these firms are presented in Appendix C, Table C-9 to C-23.

8/31/2012	Axiom Valuation Solutions	Page 15 of 63

Valuation of Capital Structure for Radio Loyalty

Table 3-1: Public Guideline Firms – Financial Data
Source: Capital IQ and SEC Filings

Firm	Ticker	Financial Data used as of:	Adj. Close price as of 05-31-2012	# of Shares	Revenue	2013 Est. Revenue	L-T Debt	S-T Debt	Interest Expense	EBIT	NOPAT	2013 Est. EBIT	2013 Est. NOPAT	Net Income
PANDORA MEDIA IN	P	4/30/2012	$10.87	166,465,500	$304,084,000		$0	$0	$631,000	($26,016,000)	($26,016,000)			($29,581,000)
SIRIUS XM RADIO	SIRI	6/30/2012	$1.85	3,824,178,800	$3,188,553,000	$3,788,000,000	$2,873,642,000	$5,158,000	$300,265,000	$766,143,000	$459,685,800	$1,083,000,000	$649,800,000	$3,417,465,000
RADIO ONE-CL D	ROIAK	6/30/2012	$0.94	50,124,400	$411,496,000		$815,343,000	$4,587,000	$92,756,000	$62,016,000	$37,209,600			($65,520,000)
CUMULUS MEDIA-A	CMLS	6/30/2012	$3.01	165,240,600	$948,865,000	$1,131,000,000	$2,781,990,000	$13,250,000	$169,963,000	$135,777,000	$81,466,200	$279,000,000	$167,400,000	$42,413,000
ENTERCOM COMM-A	ETM	6/30/2012	$6.02	38,511,500	$380,100,000	$396,000,000	$595,092,000	$28,348,000	$39,625,000	$86,845,000	$52,107,000	$99,500,000	$59,700,000	$14,499,000
SALEM COMMUN -A	SALM	6/30/2012	$5.47	24,388,000	$223,866,000	$237,000,000	$263,880,000	$120,000	$26,026,000	$37,458,000	$22,474,800	$40,500,000	$24,300,000	$982,000
BEASLEY BROAD -A	BBGI	6/30/2012	$5.89	22,810,600	$97,221,900		$113,225,800	$6,942,500	$5,755,500	$25,496,100	$15,297,660			$12,007,200
Radio Loyalty, Inc.					*$1,111,814*	*$5,216,000*	*$275,000*	*$192,482*	*$28,781*	*($466,381)*	*($466,381)*	*$842,400*	*$505,440*	*($466,381)*

Firm	Ticker	Enterprise Value	EV / Revenue	Cash Adj. EV / Revenue	Levered Beta	Regression T-Statistic	Market Value of Equity	Cost of Debt (Axiom Model)	Market Value of Total Debt/Equity	Unlevered Beta	MV of Equity / EBIT	MV of Equity / NOPAT	MV of Equity / Revenue
PANDORA MEDIA IN	P	$1,809,479,985	5.9506	5.8055	0.2491	0.2104	$1,809,479,985	0.000%	0.00000	Not Significant	(69.5526)	(69.5526)	5.9506
SIRIUS XM RADIO	SIRI	$9,953,530,780	3.1216	2.9692	2.1098	3.9935	$7,074,730,780	7.340%	0.48134	1.6370	9.2342	15.3904	2.2188
RADIO ONE-CL D	ROIAK	$867,046,936	2.1071	2.1071	1.3078	1.2105	$47,116,936	6.340%	22.74189	Not Significant	0.7598	1.2663	0.1145
CUMULUS MEDIA-A	CMLS	$3,292,614,206	3.4701	3.4701	2.3332	2.9270	$497,374,206	7.590%	5.13659	0.5716	3.6632	6.1053	0.5242
ENTERCOM COMM-A	ETM	$855,279,230	2.2501	2.2501	2.7768	5.2437	$231,839,230	10.340%	2.19116	1.1996	2.6696	4.4493	0.6099
SALEM COMMUN -A	SALM	$397,402,360	1.7752	1.7752	2.0528	2.5543	$133,402,360	7.340%	2.27308	0.8684	3.5614	5.9356	0.5959
BEASLEY BROAD -A	BBGI	$254,522,734	2.6180	2.5795	2.3544	4.3497	$134,354,434	10.340%	0.66097	1.6858	5.2696	8.7827	1.3819
Radio Loyalty, Inc.					*1.3729*			*7.090%*	*0.24067*	*1.1996*			
Median			2.6180	2.5795		2.9270			2.1912	1.1996	3.5614	5.9356	0.6099
Average			3.0418	2.9938		2.9270			4.7836	1.1925	-6.3421	-3.9462	1.6280

Firm	Ticker	Total Assets	Current Assets	Current Liabilities	Adjusted Working Capital	Accounts Receivable	Accounts Payable
PANDORA MEDIA IN	P	$171,861,000	$154,368,000	$76,631,000	$33,610,304	$70,531,000	$1,595,000
SIRIUS XM RADIO	SIRI	$9,535,081,000	$2,194,415,000	$2,295,020,000	($581,431,408)	$113,705,000	$491,704,000
RADIO ONE-CL D	ROIAK	$1,474,387,000	$163,575,000	$58,730,000	$109,432,000	$88,089,000	$6,107,000
CUMULUS MEDIA-A	CMLS	$3,914,456,000	$362,300,000	$130,750,000	$244,800,000	$233,776,000	$117,500,000
ENTERCOM COMM-A	ETM	$923,589,000	$89,883,000	$58,272,000	$59,959,000	$74,477,000	$177,000
SALEM COMMUN -A	SALM	$559,300,000	$49,077,000	$35,769,000	$13,428,000	$32,189,000	$4,399,000
BEASLEY BROAD -A	BBGI	$257,602,300	$37,426,800	$15,732,900	$24,897,267	$16,829,100	$781,400
Radio Loyalty, Inc.		*$778,783*	*$542,927*	*$970,160*	*($234,752)*	*$524,632*	*$772,077*

Firm	Ticker	Inventory	Net Fixed Assets	Revenue	EBIT	NOPAT	Net Income	WACC
PANDORA MEDIA IN	P	$0	$15,246,000	$304,084,000	-$26,016,000	-$26,016,000	-$29,581,000	Not Significant
SIRIUS XM RADIO	SIRI	$36,884,000	$1,631,110,000	$3,188,553,000	$766,143,000	$459,685,800	$3,417,465,000	13.03%
RADIO ONE-CL D	ROIAK	$0	$34,718,000	$411,496,000	$62,016,000	$37,209,600	-$65,520,000	Not Significant
CUMULUS MEDIA-A	CMLS	$0	$262,078,000	$948,865,000	$135,777,000	$81,466,200	$42,413,000	7.16%
ENTERCOM COMM-A	ETM	$0	$53,921,000	$380,100,000	$86,845,000	$52,107,000	$14,499,000	12.09%
SALEM COMMUN -A	SALM	$0	$102,341,000	$223,866,000	$37,458,000	$22,474,800	$982,000	10.90%
BEASLEY BROAD -A	BBGI	$0	$18,452,500	$97,221,900	$25,496,100	$15,297,660	$12,007,200	19.13%
Radio Loyalty, Inc.		*$0*	*$116,740*	*$1,111,814*	*-$466,381*	*-$466,381*	*-$466,381*	*18.93%*

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Valuation of Capital Structure for Radio Loyalty

Table 3-2: Public Guideline Firms –Ratio Analysis
Source: Axiom

Firm	Ticker	EBIT / Revenue	NOPAT / Revenue	Net Income / Revenue	Current Assets / Total Assets	Working Capital / Revenue	MV of Total Debt / Equity	Net Fixed Assets / Total Assets
PANDORA MEDIA IN	P	-8.56%	-8.56%	-9.73%	89.82%	11.05%	0.00%	8.87%
SIRIUS XM RADIO	SIRI	24.03%	14.42%	107.18%	23.01%	-18.23%	48.13%	17.11%
RADIO ONE-CL D	ROIAK	15.07%	9.04%	-15.92%	11.09%	26.59%	2274.19%	2.35%
CUMULUS MEDIA-A	CMLS	14.31%	8.59%	4.47%	9.26%	25.80%	513.66%	6.70%
ENTERCOM COMM-A	ETM	22.85%	13.71%	3.81%	9.73%	15.77%	219.12%	5.84%
SALEM COMMUN -A	SALM	16.73%	10.04%	0.44%	8.77%	6.00%	227.31%	18.30%
BEASLEY BROAD -A	BBGI	26.22%	15.73%	12.35%	14.53%	25.61%	66.10%	7.16%
Average		**15.81%**	**9.00%**	**14.66%**	**23.75%**	**13.23%**	**478.36%**	**9.48%**
Standard Deviation		**11.71%**	**8.23%**	**41.87%**	**29.56%**	**16.04%**	**810.39%**	**5.96%**
Radio Loyalty, Inc.		***-41.95%***	***-41.95%***	***-41.95%***	***69.71%***	***-21.11%***	***24.07%***	***14.99%***

Firm	Ticker	Accounts Receivable / Revenue	Accounts Payable / Revenue	Inventory / Revenue	Return of Invested Capital (1)	Economic Value Added (2)
PANDORA MEDIA IN	P	23.19%	0.52%	0.00%	-53.250%	N/M
SIRIUS XM RADIO	SIRI	3.57%	15.42%	1.16%	43.793%	$322,947,549
RADIO ONE-CL D	ROIAK	21.41%	1.48%	0.00%	25.813%	N/M
CUMULUS MEDIA-A	CMLS	24.64%	12.38%	0.00%	16.072%	$45,198,551
ENTERCOM COMM-A	ETM	19.59%	0.05%	0.00%	45.756%	$38,337,034
SALEM COMMUN -A	SALM	14.38%	1.97%	0.00%	19.413%	$9,854,769
BEASLEY BROAD -A	BBGI	17.31%	0.80%	0.00%	35.289%	$7,006,888
Average		**17.73%**	**4.66%**	**0.17%**	**18.984%**	**$84,668,958**
Standard Deviation		**7.15%**	**6.40%**	**0.44%**	**33.841%**	**$134,266,346**
Radio Loyalty, Inc.		***47.19%***	***69.44%***	***0.00%***	***Non-calculable***	***Non-calculable***
(1) ROIC = EBIT * (1-tax rate) / (WC + NFA)						
(2) EVA = (ROIC - WACC) * (WC + NFA)						

Firm	Ticker	Cash & Cash Equivalents (CC&E)	CC&E / Revenue	Marketable Securities (M.S.)	CC&E + M.S.	(CC&E + M.S.) / Revenue	Operating Cash Constant	Operating Cash	Excess Cash
PANDORA MEDIA IN	P	$44,690,000	14.70%	$35,900,000	$80,590,000	26.50%	12%	$36,463,304	$44,126,696
SIRIUS XM RADIO	SIRI	$868,330,000	27.23%	$0	$868,330,000	27.23%	12%	$382,345,592	$485,984,408
RADIO ONE-CL D	ROIAK	$42,760,000	10.39%	$232,000	$42,992,000	10.45%	12%	$49,343,286	$0
CUMULUS MEDIA-A	CMLS	$19,083,000	2.01%	$0	$19,083,000	2.01%	12%	$113,780,248	$0
ENTERCOM COMM-A	ETM	$6,741,000	1.77%	$0	$6,741,000	1.77%	12%	$45,578,530	$0
SALEM COMMUN -A	SALM	$299,000	0.13%	$0	$299,000	0.13%	12%	$26,844,207	$0
BEASLEY BROAD -A	BBGI	$15,397,200	15.84%	$0	$15,397,200	15.84%	12%	$11,658,067	$3,739,133
Radio Loyalty, Inc.		***$944***	***0.08%***	***$0***	***$944***	***0.08%***	***5%***	***$55,591***	***$0***
		Average:	**10.30%**		**Average:**	**11.99%**

8/31/2012	Axiom Valuation Solutions	Page 17 of 63

Valuation of Capital Structure for Radio Loyalty

Table 3-1 and Table 3-2 compare Radio Loyalty with guideline firms, operating in the same industry, across a number of important financial indicators. Although Radio Loyalty is comparable to the guideline firms across several indicators, it is smaller in terms of revenues and assets. Based on these factors, we conclude that the guideline firm valuation data cannot be directly used to develop a valuation multiple for Radio Loyalty. Rather, one needs to combine Radio Loyalty’s profit data and cost of capital with guideline firm valuation multiples to develop a valuation multiple that informed investors would use to value Radio Loyalty. All relevant data and calculations are presented in Appendix C.

Axiom employed the Gordon-Shapiro (GS) Constant Growth Model described below.

AEV/R = ((NOPAT/R)*(1+g))/(WACC –g)
1.	AEV/R = adjusted enterprise value to revenue (AEV= Enterprise value less excess cash which is cash in excess of 11.99% of revenue: see table above)
2.	NOPAT/R = net operating profit margin after tax
3.	WACC = weighted average cost of capital
4.	g = long-term growth in NOPAT

The procedure followed solved for each firm’s g given each firm’s WACC, NOPAT/R and AEV/R.  The results of this analysis are shown below. The WACC calculations are shown in Table C-19.

8/31/2012	Axiom Valuation Solutions	Page 18 of 63

Valuation of Capital Structure for Radio Loyalty

Table 3-3: Valuation of Radio Loyalty using the Median Projected Multiple
Source: Axiom

The median projected multiple was based on the median growth rate, g, Radio Loyalty’s cost of capital and its NOPAT margin. After obtaining the median projected multiple, the enterprise value is calculated by multiplying the multiple by Radio Loyalty’s revenue.

Axiom used a forward growth rate due to the fact that Radio Loyalty had a negative NOPAT margin in 2012. Analyst estimates from Bloomberg were used to find the comparable company’s 2013 projected revenue and 2013 projected NOPAT. P, ROIAK, and BBGI were excluded from the forward growth rate calculation due to the lack of analyst estimates for the companys. Using the same method described above, we use the comparable company’s projected financial results to calculate each firm’s implied g for the next year. The median projected multiple was multiplied by Radio Loyalty’s projected 2013 revenue to arrive at the enterprise value as of the measurement date.

The volatility measure used was developed by calculating the monthly return standard deviations of guideline firms and then annualizing each monthly standard deviation. A summary of the volatility measures used as valuation input is shown below. Extreme values greater than 100% or smaller than 20% were excluded from the calculation. Relevant data and calculations are presented in Appendix C, Table C-9 to C-12.

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Table 3-4: Radio Loyalty Common Stock Price Volatility Calculation
Source: Axiom

Guideline Transactions Analysis

In addition to public firm comparables, valuation multiples indicated by transactions involving the sale of comparable companies can often provide meaningful input into a fair value analysis of a closely-held company.  As part of our analysis we attempted to identify transactions involving companies which are reasonably comparable in nature to Radio Loyalty. Axiom researched the Pratt’s Stats, BizComps, and Public Stats databases. No appropriate transactions were identified for this analysis.

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Section 4:  Valuation Theory and Analysis

 Valuation Overview

The valuation analysis is completed in two stages. First the firm’s enterprise value is determined.  The methods that are employed depend on the firm’s stage of business development.  Once the enterprise value is determined, the market value of equity is calculated as the difference between the enterprise value at the valuation date and the market value of debt at the valuation date. The market value of equity is then allocated between convertible preferred stock and common stock. To the extent the firm has issued options or other derivative securities that derive their value from the underlying common, their values are simultaneously determined with the value of common. The resulting common stock value is used as the strike price for option grants at the valuation date.

 Valuation and the Stage of Business Development

The AICPA guideline requires that the valuation approaches used reflect a firm’s stage of business development. The AICPA has outlined six stages of business development. The table below summarizes these stages.
Table 4-1: Stages of Business Development
Source: AICPA Practice Guide

Stage	Description
1
Enterprise has no product revenue to date and limited expense history, and typically an incomplete management team with an idea, plan, and possibly some initial product development. Typically, seed capital or first-round financing is provided during this stage by friends and family, angels, or venture capital firms focusing on early-stage enterprises, and the securities issued to those investors are occasionally in the form of common stock but are more commonly in the form of preferred stock.

2
Enterprise has no product revenue but substantive expense history, as product development is under way and business challenges are thought to be understood. Typically, a second or third round of financing occurs during this stage. Typical investors are venture capital firms, which may provide additional management or broad of directors expertise. The typical securities issued to those investors are in the form of preferred stock.

3
Enterprise has made significant progress in product development; key development milestones have been met (for example, hiring of a management team); and development is near completion (for example, alpha and beta testing), but generally there is no product revenue. Typically, later rounds of financing occur during this stage. Typical investors are venture capital firms and strategic business partners. The typical securities issued to those investors are in the form of preferred stock.

4
Enterprise has met additional key development milestones (for example, first customer orders, first revenue shipments) and has some product revenue, but is still operating at a loss. Typically, mezzanine rounds of financing occur during this stage. Also, it is frequently in this stage that discussions would start with investment banks for an IPO.

5
Enterprise has product revenue and has recently achieved breakthrough measures of financial success such as operating profitability or breakeven or positive cash flows. A liquidity event of some sort, such as an IPO or a sale of the enterprise, could occur in this stage. The form of securities issued is typically all common stock, with any outstanding preferred converting to common upon an IPO (and perhaps also upon other liquidity events).15

6	Enterprise has an established financial history of profitable operation or generation of positive cash flows. An IPO could also occur during this stage.15

Based on the above guidelines, we have classified Radio Loyalty as a Stage 4 firm. The AICPA practice guide suggests that two methods are appropriate for determining the enterprise value of firms in Radio Loyalty’s stage of business development- discounted cash flow and the method of comparables.7 The table below summarizes when each accepted valuation approach should be used.
________________________
7 Chapter 8, Valuation of Privately-Held Company Equity Securities Issued as Compensation, AICPA, 2004.

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Table 4-2: Valuation Approaches for Different Stages of Business Development
Source: AICPA Practice Guide

Valuation Approach	Stages or Circumstances For Which Approach Is Typically Appropriate or Not Appropriate
Market
The market approach typically increases in applicability and feasibility as an enterprise progresses through the middle stages and enters later stages of it development (for example, as an enterprise passes through Stages 3 through 6). It is unlikely that comparable enterprises with readily determinable fair values will be identified during earlier stages. Investments by friends, family, or angels in shares of the enterprise’s stock, which typically occur during earlier stages, are unlikely to be reliable indicators of fair value. All investments in shares of the enterprise’s stock should be examined to determine any synergistic value that may be associated with those investments (which would ordinarily be factored out of a fair value determination; see paragraph 59).

Income
The income approach typically is applied to later-stage enterprises (for example, Stages 3 through 6) as opposed to early-stage enterprises because there is a greater likelihood at later stages of there being a financial history on which to base a forecast of future results.

Asset-based
Historically, the asset-based approach (using replacement cost) has been applied primarily to enterprises in Stage 1 and some enterprises in Stage 2. The asset-based approach would typically be applied under any of the following circumstances:

●
There is a limited (or no) basis for using the income or market approaches. That is, there are no comparable market transactions, and the enterprise has virtually no financial history and consequently is unable to use past results to reasonably support a forecast of future results.

	●	The enterprise has not yet developed a product, although a patent application may be pending.
	●	A relatively small amount of cash has been invested.

The use of the asset-based approach is generally less appropriate once an enterprise has generated significant intangibles and internal goodwill. The generation of these intangibles often starts to gain momentum in the middle stages of the enterprise’s development and continues to build through the later stages.

The market approach is based on the use of comparable public firms or comparable transactions as the basis for determining the value of the target firm. Comparable transactions include the acquisition of both public and private firms that are similar to the target firm. In both cases, a valuation metric is chosen, like enterprise value to revenue for example. This metric is calculated for the sample of comparable firms, and then either the average or median value, adjusted for target firm characteristics, is used to value the target firm. The income method is based on developing projections of free cash flows and discounting these projections by the cost of capital.  Based on Radio Loyalty’s stage of business development, Axiom concluded that both the income and market methods are appropriate for valuing Radio Loyalty.

Risk versus Return

Important factors in determining the value of a company are the growth in operating profits and the rate of return that investors require.  The rate of return investors require depends on a number of factors that relate to how risky they believe the company to be.  The greater the risk about the expected operating profits growth, the greater the return investors require to compensate them for taking this risk.  Financial research shows that a portfolio of risky stocks has returned on average 6.62% more per year than a long-term Treasury Bond. This incremental return is the reward that investors receive for taking the risk of investing in risky assets like a portfolio of stocks, rather than in risk-less Treasury bonds. To value Radio Loyalty, we must calculate its cost of capital.  This is the return investors would require, if the firm were a public company.  An adjustment for the fact that this firm is a private company is made later in the form of a marketability discount.

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Calculating the Firm-Specific Cost of Capital

In order to estimate an appropriate equity rate of return, we use the modified Capital Asset Pricing Model (“CAPM”) which is defined below.

ke	=	kf + β(RP) + ks + kfsp
Where:
ke	=	Return on equity
kf	=	Risk-free rate
Β	=	Beta
RP	=	Market risk premium
ks	=	Size premium
kfsp	=	Firm specific risk premium

In addition to the market risk premium and the size premium, we also take into account firm specific risk.  Firm specific risk reflects the fact that investors can not easily diversify away from the unique risks that investing in the firm poses. The table below shows Radio Loyalty’s cost of capital.

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Table 4-3: Calculating the Cost of Capital for Radio Loyalty
Source: Axiom

The size premium represents the additional return investors require because, all else equal, smaller firms are perceived to be riskier that larger firm equivalents.  The source noted in the table above covers this topic extensively. The firm specific premium for Radio Loyalty reflects the fact that investors cannot fully diversify away the unique risks that characterize Radio Loyalty and so investors require an appropriate reward for taking this risk.8  The debt to equity ratio used in the cost of capital calculation is the average D/E ratio of Pandora and Sirius. Radio Loyalty operates similarly to these two comps and Axiom determined this best reflects the optimal capital structure of such firm.

The discounted cash flow analysis is based on management’s projections consistent with informed investor’s expectations. The basis for the analysis is shown in the following table. Detailed calculations associated with the results are presented in Appendix C.
_________________________
8 On this point see Stanley Jay Feldman, Principles of Private Firm Valuation, Wiley (2005), pp. 81-82.

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Table 4-4: Discounted Cash Flow Analysis
Source: Radio Loyalty Management and Axiom

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Enterprise Value

Radio Loyalty’s enterprise value is calculated as a weighted average of the enterprise values using both the income and the multiple methods shown in the table below.

Table 4-5: Enterprise Valuation Summary
Source: Axiom

The table below shows the calculation for the value of common per share.

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Table 4-6: Contingent Claims Model Inputs
Source: Axiom

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Table 4-7: Contingent Claims Model Value Allocation
Source: Axiom

Black Scholes Models

	Column	A	B	
Row	**Concept**	Common Call Option	**$0.50 Warrants on Common and Convertible Debt Exercises**	**Source**
1	Breakpoints	0	1	
2	Equity Value before Liq. Adj.	$7,781,276	$7,781,276	Axiom
3	Strike Price	$0	$6,378,684	Table 4-6 ; Row 7 to Row 8
4	Volatility	62%	62%	Table 3-4
5	Term (days)	914	914	Table 4-6
6	Risk Free Rate	0.31%	0.31%	Treasury rate for corresponding TTM
7	Dividend Yield	0%	0%	
8	Call Value	**$7,781,276**	**$3,427,935**	Table C-3 to C-4
9	Value between calls	**$4,353,341**	**$3,427,935**	Differences between Adjacent Call Values; allocate all when value is negative

Ownership % Allocation

Row	Securities	Ownership % Allocation at Each Breakpoint	
10	Common Stock	85.29%	79.52%
11	July Common Stock Issue - Dilution	14.71%	13.72%
12	Convertible Debt		4.80%
13	$0.50 Warrants on Common		1.96%
14	**Total Ownership**	**100.00%**	**100.00%**

Value Allocation

	Column	A		B	C
Row	**Securities**	**Value Ownership Allocation at Each Breakpoint (Row 9 * Ownership % Allocation)**		**Total Value**	**Value/Share**
15	Common Stock	$3,712,875	$2,725,986	**$6,438,861**	**$0.635**
16	July Common Stock Issue - Dilution	$640,466	$470,229	**$1,110,696**	**$0.635**
17	Convertible Debt	$0	$164,545	**$164,545**	**$0.269**
18	$0.50 Warrants on Common	$0	$67,176	**$67,176**	**$0.269**
19	**Total Value**	**$4,353,341**	**$3,427,935**	**$7,781,276**

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Note that at breakpoint 1 the value between calls reflects the remainder of the equity to be allocated. The common share price that results, shown in row 15 of the table above, once adjusted for liquidity as in Table 1-1, is the strike price for new employee stock options.

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Appendix A:  About Axiom Valuation Solutions

Axiom Valuation Solutions is a global provider of expert business valuation services:

▪	Certified valuations of businesses and ESOPS fully compliant with IRS Revenue Ruling 59-60
▪	Certified valuations of stock option grants consistent with IRS Section 409A and determination of related option expenses under FASB 123R
▪	Certified valuations of limited liability corporations, family limited partnerships, and other special purpose entities used in estate planning fully compliant with IRS Revenue Ruling 59-60
▪	Accurate and cost-effective value estimates of private businesses for use in financial planning, risk management, strategy analysis, and initial ESOP assessments
▪	Review of acquisition purchase price allocations under FAS 141 and goodwill impairment testing under FAS 142.

Under the direction of co-founders, Dr. Stan Feldman and Roger Winsby, Axiom Valuation has re-engineered traditional business valuation processes in these three areas using expert systems, detailed proprietary industry databases, and information technology to deliver objective and accurate valuation analysis at prices that are unattainable from traditional valuation providers.

Axiom Valuation sells these standard services primarily through referral by accounting firms, law firms, private equity firms, and financial advisory firms; a selected list of referring firms are shown below.  In addition, Axiom Valuation provides expert, valuation-related consulting services in the following areas:

▪	Merger and acquisition advisory services and fairness opinions
▪	Litigation consulting and expert testimony on valuation-related issues
▪	Valuation of warrants, options, and other derivative securities.

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 Appendix B: Professional Qualifications

Stanley J. Feldman, Ph.D.

Dr. Feldman is Chairman and co-founder of Axiom Valuation Solutions based in Wakefield, Massachusetts.  He is an expert in the valuation of complex financial securities, including thinly traded equity and fixed income instruments, and public and privately held businesses.  He is the architect of Axiom’s credit risk and valuation platforms which are used to fair value both liquid and illiquid investments of retirement plans, endowment funds and hedge funds. Dr. Feldman is a leading expert in valuation issues related to Purchase Price Accounting (FAS 141) and Goodwill Impairment (FAS 142), particularly as they impact the valuation of intangible assets. Dr. Feldman has extensive background in valuing complex capital structures of early and late stage VC and private equity financed firms and has conducted numerous assignments to meet the requirements of FAS 123R and IRS 409A.  He is a Daubert-qualified expert and has provided expert testimony on numerous and complicated valuation issues. He has taught and researched valuation issues as Associate Professor of Finance at Bentley University in Waltham, Massachusetts.  Dr. Feldman was a member of the Financial Accounting Standards Board’s (FASB) Valuation Resources Group, an external advisory committee on valuation issues.

Dr. Feldman is the author of a professional book Principles of Private Firm Valuation published by John Wiley Publishers in 2005.  He is also the principal author of What Every Business Owner Should Know about Valuing Their Business published by McGraw-Hill Professional Books in November 2002. He contributed the “The Valuation of Private Firms” chapter for Fabozzi’s Handbook of Finance (2008).

Dr. Feldman is also an expert on industry revenue and profit forecasting.  He served as Senior Vice President for Industry and Regional Services at DRI/McGraw-Hill in the late 1980s.  He directed DRI’s successful expansion into detailed industry forecasting by region and by state for private sector and government clients.

A sample of Dr. Feldman's valuation-related experience includes:

▪	Valuing small cap public companies with thinly traded securities in U.S. and international stock markets
▪	Valuing unregistered shares of a publicly held company for gifting purposes prior to an acquisition
▪	Valuing GICs, CMOs, CDOs, CDSs, ABSs, Pass -throughs, structured investment vehicles and credit linked notes
▪	Determining the fair value of alternative investments, such as hedge funds, funds of funds, and private equity funds for pension and endowment funds
▪	Valuation for acquisitions and divestitures
▪	Valuation of complex securities including warrants and contracts with embedded options
▪	Valuation of loan portfolios for a New York based hedge fund invested predominantly in securities classified as level 3 under FAS 157.
▪	Valuation of two failing Auction Rate Securities for a large university to serve as the fair market value in a tender offer for repurchase by the university
▪	Valuation of the Guaranteed Investment Contracts owned by the 401(k) fund for a union of elevator installation, repair, and maintenance workers.
▪	Valuation of the endowment fund for a small university, a majority of whose investments are in level 2 and 3 securities.
▪	Valuation of loan portfolios made up of level 3 securities for a global hedge fund with investments totaling over $10 billion.

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Related Experience

Dr. Feldman taught courses in corporate finance, business and financial policy, and investments at both the graduate and undergraduate levels at Bentley University - Waltham, MA for twenty years.  He was for many years a member of the Board of Directors of the New England Economics Project, a regional forecasting consortium.  Professor Feldman has written extensively on issues related to business valuation and small business financing for both the Boston Herald and the Boston Business Journal.

Prior to joining Data Resources, Professor Feldman was a senior economist with Prudential Insurance Company.  In this capacity, he analyzed financial markets, forecasted interest rates and helped develop asset allocation strategies for those retirement assets that were actively managed by Prudential. Before joining Prudential, Professor Feldman was an economist with the Federal Reserve Bank of New York. Professor Feldman received a B.A. in economics from Hunter College, City University of New York, and a Ph.D. from New York University.

Selected Publications

“The Valuation of Private Firms”, Handbook of Finance, Fabozzi, Editor, John Wiley, 2008.

“Overcoming IRS Challenges to the Amount of Marketability Discount”, Estate Planning, January 2005, pp. 33-35.

Principles of Private Firm Valuation, John Wiley, March 2005

What Every Business Owner Should Know About Valuing Their Business (with Dr. Tim Sullivan and Roger Winsby), McGraw-Hill Professional Books, November 2002.

“A Note on Using Regression Models to Predict the Marketability Discount”, Business Valuation Review, September, 2002

“Calculating Goodwill Impairment: Valuation Issues Raised by Financial Accounting Statement 142”, Terra-Firma Publications, May 2002.

"Investor Attitudes Toward the Value of Corporate Environmentalism: New Survey Findings" (with Peter Soyka) Journal of Environmental Quality Management, Autumn 1998.

“Does Improving a Firm’s Environmental Management System and Environmental Performance Result in a Higher Stock Price?”  (with Peter Soyka and Paul Ameer ). Journal of Investing, Winter, 1997.

“Capturing the Business Value of EH&S Excellence” (with Peter Soyka). Environmental Management Journal, Winter, 1997.

"Sources of Structural Change in the United States, 1963-1978: An Input-Output Perspective" (with David McClain and Karen Palmer).  Review of Economics and Statistics, Vol. LXIX, No. 3, August, 1987, pp. 503-510.

"Industry Analysis and Investment Decision-making Under Conditions of Uncertainty." Managerial and Decision Economics, Vol. 4, No. 3, 1983, pp. 193-207.

"The Determinants of Profit Growth in the Manufacturing Sectors" (with Richard DeKaser). Profits, Deficits, and Instability, D.B. Papadimitriou ed., Macmillan, 1992.

"The Impact of Productivity, Pricing, and Sales on Shareholder Wealth" (with Timothy Sullivan). Data Resources Long-term Review, Summer, 1992, pp. 19-23.

"Has the Private Rate of Return on Industry R&D Increased?" (with Timothy Sullivan and Richard DeKaser). Data Resources Long-Term Review, Winter, 1991, pp. 21-24.

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Evaluation of Citibank’s Debt Rating Model. This report reviewed Citibank’s debt rating model, made suggestions for possible improvements and reviewed the literature on credit risk and default modeling, October, 1997.

For more information on Dr. Feldman and Axiom Valuation Solutions, please visit our web sites:

www.axiomvaluation.com	www.fairvalue157.com	www.hedgefundvalue.com

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 Appendix C: Valuation and Firm Financial Data

Table C-1: Convertible Debt Income Stream and Conversion
Source: Axiom

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Table C-2: Warrant Schedule
Source: Axiom

Table C-3: Common Call Option Pricing
Source: Axiom

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Table C-4: $0.50 Warrants and Convertible Debt Exercise Pricing
Source: Axiom

Table C-5: Common Stock Liquidity Discount Put Option
Source: Axiom

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Table C-6: July Common Stock Issue Liquidity Discount Put Option
Source: Axiom

Table C-7: Convertible Debt Liquidity Discount Put Option
Source: Axiom

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Table C-8: $0.50 Warrant Liquidity Discount Put Option
Source: Axiom

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Table C-9: Stock Price Data for Public Guideline Firms
Source: Capital IQ

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Table C-10: Stock Return Data for Public Guideline Firms
Source: Capital IQ and Axiom

U.S. Public Comparables							
	Historic Returns							
	S&P500	PANDORA MEDIA IN	SIRIUS XM RADIO	RADIO ONE-CL D	CUMULUS MEDIA-A	ENTERCO M COMM-A	SALEM COMMUN - A	BEASLEY BROAD -A
Date	^GSPC	P	SIRI	ROIAK	CMLS	ETM	SALM	BBGI
31-Jul-07								
31-Aug-07	1.29%		-1.33%	-35.80%	1.33%	-5.67%	20.97%	-14.48%
28-Sep-07	3.58%		17.51%	-4.60%	-4.49%	-9.25%	-22.10%	1.76%
31-Oct-07	1.48%		-3.72%	-6.43%	0.88%	-4.04%	0.00%	0.27%
30-Nov-07	-4.40%		13.99%	-41.55%	-18.43%	-12.18%	0.00%	-7.04%
31-Dec-07	-0.86%		-20.89%	16.18%	-4.40%	-15.96%	-17.63%	-25.71%
31-Jan-08	-6.12%		5.61%	-32.49%	-20.27%	-9.72%	-42.79%	9.62%
29-Feb-08	-3.48%		-11.25%	-21.25%	-14.20%	-9.63%	-12.47%	-5.26%
31-Mar-08	-0.60%		0.70%	20.63%	16.00%	-11.10%	21.52%	-34.07%
30-Apr-08	4.75%		-10.14%	-34.21%	-7.52%	6.75%	-15.21%	40.45%
30-May-08	1.07%		-1.95%	17.00%	-11.02%	-8.68%	-27.35%	-6.00%
30-Jun-08	-8.60%		-23.81%	10.26%	-24.95%	-27.48%	-20.24%	-2.77%
31-Jul-08	-0.99%		-16.67%	-23.26%	-25.38%	-12.68%	-20.81%	-6.56%
29-Aug-08	1.22%		-16.88%	6.06%	59.52%	-0.33%	21.79%	-22.25%
30-Sep-08	-9.08%		-57.14%	-28.57%	-9.17%	-17.84%	-34.21%	-49.10%
31-Oct-08	-16.94%		-40.35%	-89.33%	-75.35%	-86.65%	-16.00%	-11.83%
28-Nov-08	-7.48%		-41.18%	237.50%	-16.19%	62.69%	-21.90%	-40.94%
31-Dec-08	0.78%		-40.00%	-18.52%	182.95%	12.84%	-8.54%	104.55%
30-Jan-09	-8.57%		0.00%	54.55%	-30.92%	-4.88%	28.00%	-13.89%
27-Feb-09	-10.99%		33.33%	2.94%	-3.49%	-11.97%	-45.83%	-28.39%
31-Mar-09	8.54%		118.75%	28.57%	-39.16%	6.80%	7.69%	75.68%
30-Apr-09	9.39%		11.43%	0.00%	21.78%	50.91%	12.50%	12.31%
29-May-09	5.31%		-10.26%	-28.89%	-6.50%	-4.22%	55.56%	18.72%
30-Jun-09	0.02%		22.86%	-21.88%	-19.13%	-3.77%	-2.04%	-15.77%
31-Jul-09	7.41%		4.65%	40.00%	-32.26%	79.74%	-10.42%	34.70%
31-Aug-09	3.36%		48.89%	108.57%	120.63%	77.82%	208.14%	20.00%
30-Sep-09	3.57%		-4.48%	34.25%	24.46%	4.29%	-14.72%	1.13%
30-Oct-09	-1.98%		-7.81%	80.61%	21.97%	38.82%	35.84%	-4.75%
30-Nov-09	5.74%		6.78%	24.29%	6.64%	-12.71%	58.96%	6.16%
31-Dec-09	1.78%		-4.76%	32.27%	1.33%	14.40%	22.75%	-1.38%
29-Jan-10	-3.70%		40.00%	10.31%	7.46%	19.66%	-10.68%	0.56%
26-Feb-10	2.85%		21.43%	-6.85%	10.61%	20.21%	-5.42%	3.06%
31-Mar-10	5.88%		-14.71%	2.01%	25.46%	16.91%	-29.25%	12.16%
30-Apr-10	1.48%		35.63%	65.25%	43.53%	22.46%	30.73%	41.69%
31-May-10	-8.20%		-12.71%	-17.66%	-15.98%	-14.15%	-10.04%	-12.07%
30-Jun-10	-5.39%		-7.77%	-69.16%	-34.88%	-29.44%	-11.88%	-5.80%
30-Jul-10	6.88%		8.42%	-14.06%	13.48%	-4.99%	-8.09%	14.37%
31-Aug-10	-4.74%		-6.80%	-40.00%	-30.36%	-34.37%	-20.82%	-36.09%
30-Sep-10	8.76%		25.00%	33.33%	33.18%	42.91%	10.37%	48.60%
29-Oct-10	3.69%		25.00%	31.82%	8.90%	6.23%	8.05%	-17.39%
30-Nov-10	-0.23%		-8.67%	-6.90%	16.01%	4.07%	3.73%	-7.55%
31-Dec-10	6.53%		18.98%	3.70%	21.41%	33.26%	-5.09%	48.27%
31-Jan-11	2.26%		-0.61%	11.61%	-11.37%	-15.37%	0.00%	-10.68%
28-Feb-11	3.20%		11.73%	77.60%	27.75%	33.47%	33.12%	14.58%
31-Mar-11	-0.10%		-8.84%	-12.16%	-11.07%	-15.75%	-11.14%	19.74%
29-Apr-11	2.85%		20.61%	49.23%	7.14%	-3.90%	-4.00%	-8.17%
31-May-11	-1.35%		18.09%	-21.31%	-14.41%	-12.46%	0.00%	-26.41%
30-Jun-11	-1.83%		-6.81%	-22.71%	-12.06%	-6.36%	-1.39%	-15.12%
29-Jul-11	-2.15%	-20.20%	-3.65%	-19.21%	0.86%	-8.53%	-7.89%	-0.71%
31-Aug-11	-5.68%	-12.52%	-14.69%	0.00%	-23.80%	-23.05%	-18.65%	-1.20%
30-Sep-11	-7.18%	10.98%	-16.11%	-16.78%	5.58%	-14.08%	-15.41%	-7.99%
31-Oct-11	10.77%	7.85%	18.54%	7.56%	5.99%	24.95%	9.78%	3.16%
30-Nov-11	-0.51%	-35.57%	0.56%	-11.72%	1.00%	-15.24%	-2.83%	-2.04%
30-Dec-11	0.85%	-1.67%	1.11%	-11.50%	9.87%	10.61%	7.08%	-17.97%
31-Jan-12	4.36%	31.77%	14.29%	3.00%	5.39%	25.53%	7.78%	6.35%
29-Feb-12	4.06%	-0.99%	8.65%	-6.80%	-2.27%	-9.33%	-5.05%	14.33%
30-Mar-12	3.13%	-21.82%	2.21%	1.04%	1.45%	-7.29%	79.09%	12.27%
30-Apr-12	-0.75%	-15.77%	-2.16%	15.46%	4.01%	-4.62%	13.80%	18.60%
31-May-12	-6.27%	24.88%	-16.37%	-9.82%	-22.87%	-20.36%	-10.26%	17.84%
29-Jun-12	3.96%	1.21%	-2.12%	-6.93%	7.50%	22.11%	13.72%	-2.00%
MonthlySTD	5.58%	19.74%	25.19%	46.12%	36.03%	27.17%	35.76%	26.33%
Average Return	0.04%	-2.65%	2.04%	5.85%	2.92%	2.19%	3.40%	2.36%
Annualized STD	19.60%	57.11%	129.50%	525.30%	244.81%	146.22%	253.51%	142.38%
D/E Ratio		0.00%	48.13%	2274.19%	513.66%	219.12%	227.31%	66.10%
Unlevered Annualized STD		57.11%	100.48%	35.87%	59.97%	63.17%	107.25%	101.95%

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Table C-11: Radio Loyalty Common Stock Price Volatility Calculation
Source: Axiom

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Table C-12: P Beta Calculation
Source: Axiom

Table C-13: SIRI Beta Calculation
Source: Axiom

Table C-14: ROIAK Beta Calculation
Source: Axiom

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Table C-15: CMLS Beta Calculation
Source: Axiom

Table C-16: ETM Beta Calculation
Source: Axiom

Table C-17: SALM Beta Calculation
Source: Axiom

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Table C-18: BBGI Beta Calculation
Source: Axiom

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Table C-19: Weighted Average Cost of Capital of Public Guideline Firms
Source: Axiom

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Table C-20: Financial Data of Public Guideline Firms for the Credit Rating Model
Source: www.bondsonline.com, Journal of Finance and Axiom

Table C-21: Cost of Debt for Public Guideline Firms
Source: www.bondsonline.com, Journal of Finance and Axiom

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Table C-22: D/E Ratio for Public Guideline Firms
Source: www.bondsonline.com, Journal of Finance and Axiom

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Table C-23: Corporate Yield Spreads in Industrial Segment as of 5/31/2012
Source: www.bondsonline.com, Journal of Finance and Axiom

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Table C-24: Firm Specific Risk Premium
Source: Axiom

Table C-25: Radio Loyalty Change in Net Fixed Assets Projections
Source: Axiom

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Table C-26: Calculation of Cost of Debt
Source: Radio Loyalty and Axiom

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 Appendix D: Industry Overview9

Executive Summary

The Radio Broadcasting industry is struggling to retain its relevance and audience because of competition from digital media. The industry suffers particularly due to its limited interaction with listeners and heavy reliance on advertising. Before the recession, radio stations benefited from being a long-standing part of advertising budgets, and revenue peaked at $20.0 billion in 2006. When the recession took hold in 2008, companies in many sectors slashed advertising budgets and continued lowering them through 2010. Radio advertising was hit particularly hard as companies focused more on maintaining a TV presence and growing their footprint online. IBISWorld estimates that industry revenue will decline at an average annual rate of 3.7% during the five years to 2012, including a modest decrease of 0.3% in 2012 to bring revenue to $16.9 billion.

The decline in radio advertising led many radio stations to write down losses in assets. It also forced many broadcasters to restructure operations to minimize losses. To make matters worse, competition from other media outlets has increased, especially with streaming media development and the increasing capacity of portable music players. The costs of restructuring combined with competition pulled profit down to 4.8% of 2012 revenue, representing a decline from 7.0% in 2007. Still, technology has also helped the industry: Satellite and digital radio have become more prevalent since 2007. These formats offer consumers high-quality audio and a wider music selection that is comparable to other digital music formats.

The economy is projected to recover during the five years to 2017, and advertising budgets will follow. The industry is well established within many companies’ media mixes, and radio’s role will not be eliminated overnight. Instead, it will diminish slowly as companies dedicate more resources to reaching consumers online. Also, a new law may force radio broadcasters to pay performers a fee for playing their music. If this performance tax is enacted, it will lead to further industry restructuring. Amid these uncertainties, IBISWorld projects that revenue will grow at an average annual rate of 1.6% to $18.3 billion during the five years to 2017.

Key External Drivers
Per capita disposable income

Trends in real household disposable income are affected by the rate of employment growth and from interest and tax rate changes. This factor directly affects advertising expenditure on the radio because corporations are most likely to spend money on advertising when their advertising can stimulate sales in the short term. As a result, when consumers have higher disposable income, advertisers are most likely to advertise on the radio. This driver is expected to increase slowly during 2012, representing a potential opportunity for the industry.
______________________________
9 Source: IBISWorld Report for NAICS 51311: “Radio Broadcasting in the U.S.”, July 2012

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Total US advertising expenditure

The industry is significantly affected by trends in advertising expenditure and demand from the allocations that advertising agencies budget for their clients. As the economy continues to improve, advertising expenditure will also grow, resulting in steady growth over the next few years. This driver is expected to increase during 2012.

Total vehicle miles

The industry is affected by the amount of time that people spend in their cars because between 30.0% and 60.0% of radio listening occurs in cars. The industry is also affected by current convergence of media, telecommunications and information technology and the emergence of new digital media that can be used in cars. This driver is expected to increase slowly in 2012 as job creation gradually ramps up and causes more people to spend time commuting.

Number of broadband connections

The increasing presence of low-power radio stations and online radio will potentially fragment the markets for this industry and lead to higher competition. New technologies also have the potential to alter the way that people listen to music on a daily basis. This driver is expected to increase during 2012, creating a potential threat to the industry.

Current Performance

Radio broadcasters were already fending off competition from podcasts, MP3 players and streaming radio by the time the recession took hold in 2008. During the downturn, radio’s struggles were exacerbated when companies that purchase commercials made drastic cuts to their advertising budgets. This trend crippled the Radio Broadcasting industry, which relies on ad buying for about 90.0% of its revenue. Major companies like Clear Channel, Sirius XM and Citadel were forced to restructure in response to the harsh operating environment. (Radio stations that operate exclusively online, such as Pandora, are excluded from this industry.) IBISWorld estimates revenue to decline at an average annual rate of 3.7% to total $16.9 billion over the five years to 2012, but higher advertising spending is expected to keep revenue decline to 0.3% in 2012.

Depressed operations

Radio stations throughout the United States recorded crushing reductions to the value of their licenses and business operations from 2008 to 2010. The decline in advertising revenue resulted in deep operating losses for many radio broadcasting companies. For instance, Citadel had an operating loss of 118.0% of revenue, pushing the company into bankruptcy by the end of 2009. The tumultuous operating conditions spurred a flurry of write downs, mergers and other restructuring activities. Because of the costs associated with restructuring, industry profit margins fell from 7.0% in 2007 to an estimated 4.8% in 2012.

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Nevertheless, the industry began recovering in 2011. A prime example of the industry’s improving fortunes is Cumulus’ purchase of Citadel less than a year after Citadel’s exit from Chapter 11 bankruptcy. The acquisition also confirms that a larger network of stations is more able to face the industry’s particular challenges.

Advertising dip led to restructuring

A large network of stations is able to operate most effectively in this industry because most stations have two advertising revenue channels. Local sales teams drive the bulk of advertising revenue, which stems from local sources, while another sales team represents each radio network nationally. Consolidation eliminates the number of sales teams needed on both levels, decreasing the cost of operations. Merging allows for other ways to boost efficiency, such as sharing broadcasting or recording equipment.

Low spending on advertising throughout the recession forced radio broadcasters to slim down operations to survive. Imminent bankruptcy was also a significant driver behind the 2008 merger of satellite radio companies Sirius and XM. Meanwhile, persistent losses forced Clear Channel, which was purchased by a private equity group in 2008, to sell a significant number of broadcasting stations, mostly to its chief competitors.

Consolidation and restructuring caused a fundamental shift in industry operations. Since 2007, the number of industry establishments has declined at an average yearly rate of 3.7%, and employment fell at an average annual rate of 3.0%. With a total of 8,784 establishments and 107,351 employees in 2012, the industry is operating with relatively low capital.

Expanding radio’s reach

Through incorporating digital signals, radio broadcasters are expanding the industry’s reach. Many radio stations are adopting high-definition (HD) radio, which they transmit digitally. This technology improves the quality and strength of radio signals, thus increasing the reach of radio station transmissions. Furthermore, more mobile devices, such as cell phones and music players, receive these digital signals. This innovation has greatly eased radio access for a variety of audiences. As a result, HD radio boosts the attractiveness of radio to advertisers. According to media and marketing research firm Arbitron’s 2012 study (entitled “The Infinite Dial”), about 29.0% of Americans listen to online radio in 2012, compared to just 22.0% in 2011 and only 11.0% in 2007.

Most broadcasters adopted the radio data system (RDS) over the past five years, which further enhanced radio’s capabilities. RDS sends out a signal to devices that identifies the title and artist of the song being played, enabling listeners to easily identify what they are listening to. By adopting these technologies, the Radio Broadcasting industry is improving its user-friendliness and securing its spot in an environment where different media are becoming increasingly interconnected.

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Industry Outlook

In the coming years, radio broadcasters will face increasing competition from online streaming radio, podcasts and portable music players. Many firms will struggle to compete for limited advertising dollars, resulting in continued consolidation. IBISWorld anticipates a recovery for the industry, but only in comparison to the steep declines it experienced between 2008 and 2010. Satellite radio companies may come out ahead as their subscription-based, commercial-free and premium content enables them to gain market share.

IBISWorld forecasts that the Radio Broadcasting industry’s revenue will grow at an average annual rate of 1.6% through 2017, including a 2.4% increase in 2013. The $18.3 billion in revenue anticipated for 2017 will be well below the peak in 2006 because the industry will continue to lose listeners to MP3 players and other digital media. As a result, profit will remain low and stations will continue to restructure.

Consolidation

The most likely acquisition targets are local and independent stations because companies looking to buy radio ads prefer “one-stop shops” that reach a wider geographic area than lone radio stations. Additionally, multiple stations help reduce transaction costs and benefit from economies of scale in management time and in negotiating equipment and other purchasing costs. As a result, larger companies have a higher likelihood of profitability and staying in business. Larger mergers, following that of Cumulus and Citadel (pending its approval), are also a real possibility as radio stations struggle to remain relevant to consumers and advertisers alike.

Restructuring will coincide with a decrease in employment opportunities within the industry. As companies merge operations, they will combine sales departments and reduce employee numbers. Over the five years to 2017, IBISWorld anticipates that industry employment will grow an average of just 0.1% each year to about 107,794 people in 2017.

Slow Recovery

Radio commercials have long been a staple in advertising budgets. As part of the status quo, the industry held its ground when alternate forms of media began to emerge in the early 2000s. But companies in most sectors slashed advertising budgets in 2008, and budgets stayed low through 2010. While economic recovery is projected to result in a 2.1% annualized increase in advertising spending through the next five years, radio can no longer expect its share of the pie to remain untouched.

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During the recession, smaller local companies were the first to cut advertising spending, but as sentiment improves, they are anticipated to become the main source of radio funding. Unlike national firms, these companies are less able to find comparable alternatives to reaching a local audience. For example, it is more difficult to target the majority of residents within a specific town on the internet versus on a local radio station. A focus on local events may give broadcasters an advantage with advertisement pricing because local advertising often makes up the majority of a radio station’s revenue.

Advertising will remain the dominant revenue stream for radio stations, but it will likely remain restricted as companies focus on a wider media blend. The gradual recovery started in 2011 and will expand advertising budgets over the next five years, with radio revenue getting a corresponding boost through higher prices for commercials. The industry will also experience a rise in listeners, as falling unemployment causes Americans to spend more time in their cars and at work, where they are most likely to tune in. Larger audiences will contribute to expected 0.8% annualized growth in the number of companies to 6,398 in 2017. An increased audience will also help radio broadcasters bring in more advertising revenue.

Spotlight on satellite

Throughout the industry’s slow rebound, satellite radio may emerge as a strong force. A merger during the economic downturn allowed the two main satellite radio companies, Sirius and XM, to avoid bankruptcy. The merger resulted in a new company, Sirius XM Radio. Satellite radio’s dual revenue streams of advertising and subscription fees have already given the company an edge. The stability of this business model allows satellite radio firms to combine resources and cut down on redundant programming and overhead costs, leading to higher profit margins.

Sirius XM weathered the economic storm better than radio stations that rely solely on advertising by growing its subscriber base, which rose 8.0% in 2011 alone. In comparison, traditional radio audience numbers stagnated over the past five years. The company’s flourishing subscriber base can be attributed to the superior content it delivers. Satellite radio delivers higher-quality audio and premium talk-radio content that can compete with podcasts and commercial-free music channels. As a result, it can successfully hold up to the threat of MP3 players and other emerging digital media. IBISWorld anticipates that satellite radio will continue to gain traction and expand its market share from about 16.0% of revenue in 2012 to about 20.5% by 2017.

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 Appendix E: The U.S Economic Outlook10

General Overview

The contours of the global economy have changed dramatically in the last twelve months. Economic slowdowns in China, India, and Brazil coupled with financial fractures in the Euro zone, leaves the U.S. as one of the few economies that will be on an upward growth trajectory in the next six to twelve months. Although the U.S. economic recovery is modest by any measure of economic performance, two factors have developed that are likely to generate significant incremental economic demand over the next two years. The primary driver is the degree of excess inflation adjusted liquidity available to support the purchase of goods and services which in turn will drive employment. The second factor relates to the credit system which was severely damaged in the financial crisis and now has recovered allowing the excess liquidity to find its way to various parts of the capital markets. While housing has been a weak spot for some time, the bottom has been reached. Demand for housing will increase substantially over the next eighteen months, giving rise to strong demand for related consumer durables. In short, the economic expansion will likely increase at a faster pace during the second half of 2012 than in any time during the economic recovery to this point.

This more upbeat view will not likely be side tracked by election year politics or short-term factors impacting the price of oil which has increased significantly, driven by the Iranian trade embargo. Interest rates, which remain at historically low levels, will not increase significantly between now and year end. Inflation will also be contained. While faster pace economic activity is usually associated with rising inflation, this will not be the case in 2012. The central reason is that global demand will not be pressing up against global capacity. Put differently, national economic cycles are not in sync which reduces price pressures globally as weaker economies supply needed resources to economies that are expanding relatively faster. The U.S. economy is the primary beneficiary of these developments.

The upshot is that real economic growth in 2012 will be about 3.0% with growth in 2013 registering 3.6%. First, the growth in excess real liquidity (real M2 growth less its two year moving average) continues to expand at a rapid pace. This development always translates to a period of sustained real economic growth. Second, C&I loans have been increasing since August of 2011 indicating that the banking system has returned to a more healthy condition. Recent stress tests appear to support this conclusion. These factors normally support above trend economic growth.

The unemployment rate will fall below 8% by year-end. We expect inflation to stay below 2% for the remainder of 2012 but begin to increase during the first half of 2013 as inflationary expectations associated with renewed global expansion take hold. Both short- and long-term rates will begin rising during the first half of 2013, with long rates increasing by more than short rates.
__________________
10 This forecast is Axiom Valuation Solutions’ Winter/Spring 2012 economic outlook. Axiom Valuation Solutions produces an economic outlook twice a year.

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Although there has been flight to the dollar, we view this as a relatively short-term phenomenon.  In the longer term, we expect the dollar to depreciate against a market basket of currencies. There are three main factors driving this. The first is the increase in dollar availability associated with Fed actions. The second is a continuation by the world’s central banks of diversifying their reserve base away from the dollar. The Yuan, which currently is loosely pegged to the dollar, has begun to trade, which means it is only a matter of time before the Yuan becomes part of the global reserve base. The dollar will continue to be the dominant reserve currency, but its status will diminish.

At this juncture, the major risks to this outlook are predominately political. The first takes the form of potential military hostilities with Iran being the major protagonist. The second emanates from the perceived fallout from global capital flows and open markets which place enormous pressures on U.S. business to compete. The inability and/or unwillingness of U.S. businesses to compete in a global market accompanied by lack of sustained employment growth creates incentives for affected constituencies to petition the government to protect them, at least temporarily, by limiting imports, restricting outsourcing to lower-wage countries, and preventing or limiting foreign ownership of U.S. assets.

In an election year with both political parties not inclined to cooperate on defining issues like taxes and the size of government, there is little that the public sector can do other than wait until we know the outcome of the Presidential election. Monetary easing by the Federal Reserve will do little to promote additional real growth given the economy is already awash with liquidity, and interest rates are already at historically low levels. Although the rest of the world is still dependent on U.S. economic activity, it is far less dependent than in the past. Developing economies in Asia and South America are expanding organically, albeit at a slower rate than last year, creating a demand for U.S. goods and services. We expect demand from developing countries to be a major economic force going forward.

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Gross Domestic Product and the Inflation Outlook

Table 3-1 and Table 3-2 below present our forecast for real GDP growth and real GDP respectively.

Table 3-1: Real GDP Growth Forecast
Source: Winter/Spring 2012 Economic Forecast

Table 3-2: Real GDP Forecast in Billions of Dollars
Source: Winter/Spring 2012 Economic Forecast

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Real consumption expenditures will pick up momentum in 2012 as real incomes increase with expected increases in employment. We expect this to continue through 2013 and beyond. Residential construction spending declined in 2011, but we expect it to register substantive growth in 2012 and over the longer term. Non-residential investment will expand in 2012, led by equipment and software investment. New industrial and commercial building investment will expand in 2012.  Outsourcing and the use of the internet, which allows workers to collaborate at a distance, have reduced the need to expand office space as the economy has expanded.  In the long run, these developments will be less operative, and new industrial and office space will be required to house an expanding workforce.

Economic expansion will result in a widening trade deficit as imports continue to expand faster than exports. Dollar weakness will provide some impetus to exports and place upward pressure on import prices and hence inflation.

Table 3-3 below shows the inflation forecast for GDP and its components.

Table 3-3: Inflation Forecast
Source:  Winter/Spring 2012 Economic Forecast

The global energy picture has changed significantly in the last eighteen months. New sources of gas in the lower 48 have resulted in a major decline in natural gas prices. We expect that this incremental supply will moderate any upward price pressure emanating from substantial incremental demand for natural gas resulting from major energy users switching to natural gas from other sources like coal. Coal prices will likely decline as utilities and others move to cleaner and relatively less expensive energy sources. Oil prices will likely decline over the next several years, the current price run-up notwithstanding. Increased oil production from Canada will find its way to the U.S. In addition, technological advances that have reshaped the natural gas sector are also boosting domestic oil supply. In short, significant energy-induced inflation is not likely over the next several years even with the uptick in global economic growth that we expect by year end 2013.

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Table 3-4 shows the projections for nominal GDP and its components.

Table 3-4: Nominal GDP Forecast in Billions of Dollars
Source: Winter/Spring 2012 Economic Forecast

The Interest Rate Outlook

Chart 3-5 shows the forecast for both the one-year Treasury Bill and the ten-year Treasury Bond.

Chart 3-5:  Interest Rate Forecast
Source:  Winter/Spring 2012 Economic Forecast

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Both short-term and long-term interest rates were at historically low levels in 2011, reflecting the extent of the economic weakness, an easing Fed policy, and increased funding to financial institutions. As the economy begins to recover, we expect rates to rise, with long rates reflecting an increase in expected inflation in response to a relatively easy monetary policy and a depreciating dollar.

Summary

The U.S. economy will register stronger growth going forward than it did in the earlier years of the current economic expansion.  Inflation and interest rates will increase but in the near-term these increases will likely be moderate.

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Appendix F: Certification and Conditions

Appraisal Certification

Axiom Valuation hereby certifies the following statements regarding this business value estimate:

▪	We have not personally inspected the assets, properties, or business interests encompassed by this appraisal.
▪	We have no present or prospective future interest in the assets, properties, or business interests that are the subject of this business value estimate.
▪	We have no personal interest or bias with respect to the subject matter of this report or the parties involved.
▪	Our compensation for making the appraisal is in no way contingent upon the value reported or upon any predetermined value.
▪	To the best of our knowledge and belief, the statements of facts contained in this report, upon which the analyses, conclusions, and opinions expressed herein are based, are true and correct
▪
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as promulgated by The Appraisal Foundation, except where noted.

▪
Subject to certain limitations the reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of The Appraisal Institute, of the American Society of Appraisers, and of the other professional organizations, unless otherwise stated.

▪
We have not performed a historical analysis of the business’s financial statements.  We assume that the financial and related information supplied by the firm’s representative reflects the normal operation of the business.  To the extent this is not an accurate representation, the analysis and conclusions drawn are not valid and shall not be represented in any context that implicitly or explicitly suggests that Axiom Valuation and its representatives believe the business value estimate to be accurate.

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Statement Of Contingent And Limiting Conditions

This appraisal is made subject to these general contingent and limiting conditions:

▪
We assume no responsibility for the legal description or matters including legal or title considerations.  Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.

▪	The subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.
▪	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests
▪	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.
▪	We assume no hidden or unapparent conditions regarding its accuracy.
▪	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the appraisal report.
▪
We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.

▪
Unless otherwise stated in this report, we did not observe, and we have no knowledge of, the existence of hazardous materials with regard to the subject assets, properties, or business interests.  However, we are not qualified to detect such substances.  We assume no responsibility for such conditions or for any expertise required to discover them.

▪
Possession of this report does not carry with it the right of publication.  It may not be used for any purpose by any person other than the client whom it is addressed without our written consent and, in any event, only with proper written qualifications and only its entirety.

▪
We, by reason of this opinion, are not required to furnish a complete value estimate report, or to give testimony, or to be in attendance in court with reference to the assets, properties, or business interests in question unless arrangements have been previously made.

▪
Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

▪
The analyses, opinions, and conclusions presented in this report apply to this engagement only and may not be used out of context presented herein.  This report is valid only for the effective date(s) specified herein and only for the purpose(s) specified herein.

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EXHIBIT F

FINANCIAL STATEMENTS OF SELLER AS OF MAY 31, 2012 (UNAUDITED)

RADIOLOYALTY, INC.
BALANCE SHEET
(UNAUDITED)
AS OF MAY 31, 2012

ASSETS
Current Assets
Cash	$944
Accounts Receivable	524,632
Prepaid Expenses	17,351
Total Current Assets	542,927
Property & Equipment, net of Accumulated Depreciation of $21,186	109,549
Other Assets	23,993
Total Assets	$676,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$709,626
Related Party Payable	101,832
Factor Line of Credit	146,800
Total Current Liabilities	958,258
Convertible Promissory Note, Net of $7,294 Debt Discount	42,706
Related Party Convertible Promissory Notes, Net of $32,996 Debt Discount	192,004
Total Noncurrent Liabilities	234,710
Total Liabilities	1,192,968
Commitments and Contingencies
Stockholders’ Deficiency
Common Stock, $0.001 Par Value, 20,000,000 Shares Authorized, 10,445,000 Shares Issued and Outstanding	10,445
Additional Paid in Capital	125,329
Accumulated Deficit	(652,273)
Total Stockholders’ Deficiency	(516,499)
Total Liabilities and Stockholders’ Deficiency	$676,469

The accompanying notes are an integral part of the financial statements.

RADIOLOYALTY, INC.
UNAUDITED STATEMENTS OF OPERATIONS
FOR THE PERIOD SINCE INCEPTION (NOVEMBER 30, 2011)
THROUGH MAY 31, 2012

Net Revenues	$1,111,814
Costs of Sales	944,161
Gross Profit	167,653
Operating Expenses
Consultants	184,199
Office Rents	97,378
Professional Fees	68,552
Officer Compensation	55,632
Other Operating Expenses	176,210
Total Operating Expenses	581,971
Loss From Operations	(414,318)
Interest Expense	(37,308)
Provision for Income Taxes	-
Net Loss	$(451,626)
Dividends	(200,647)
Net Loss Attributable to Common Shareholders	$(652,273)

Basic Net Loss Per Share	$(0.06)
Diluted Net Loss Per Share	$(0.06)

Number of Common Shares Used to Compute Net Loss per Common Share
Basic	10,348,579
Diluted	10,348,579

The accompanying notes are an integral part of the financial statements.

RADIOLOYALTY, INC.
UNAUDITED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (NOVEMBER 30, 2011)
 THROUGH MAY 31, 2012

Cash Flows From Operations:
Net Loss	$(451,626)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	25,538
Accretion of Debt Discounts	4,884
Stock Based Compensation	10,600
Changes in Assets and Liabilities
Increase in Accounts Receivable	(24,156)
Increase in Prepaid Expenses	(17,351)
Increase in Other Assets	(8,780)
Increase in Accounts Payable	116,752
Increase in Related Party Payable	101,832
Net Cash Used in Operating Activities	(242,306)
Cash Flows Used in Investing Activities:
Purchase of Computer Hardware	(8,449)
Net Cash Used in Investing Activities	(8,449)
Cash Flows Provided by Financing Activities:
Proceeds From Issuance of Convertible Promissory Note	50,000
Proceeds From Issuance of Related Party Convertible Promissory Notes	54,900
Proceeds From Factor Line of Credit	858,562
Factor Fees	25,471
Customer Payments to Factor	(737,233)
Net Cash Provided by Financing Activities	251,700
Net Increase in Cash and Cash Equivalents	944
Cash and Cash Equivalents – Beginning	-
Cash and Cash Equivalents – Ending	$944
Supplemental Cash Flow Information:
Cash Paid for Interest	$-
Cash Paid for Income Taxes	$-
Supplemental Non-Cash Investing and Financing Transactions
Accounts Receivable Acquired in Asset Acquisition	$500,476
Application Sourcecode Acquired in Asset Acquisition	$77,185
Security Deposits Acquired in Asset Acquisition	$15,213
Accounts Payable Acquired in Asset Acquisition	$592,874
Beneficial Conversion Feature	$45,174
Contribution of Assets by Shareholder in Exchange for Issuance of Related Party Convertible Promissory Note	$45,100
Dividend, Distribution of Assets to Shareholder	$83,020
Dividend, Increase in Related Party Convertible Promissory Note in Exchange for Contribution of Assets	$117,627

The accompanying notes are an integral part of the financial statements.

RADIOLOYALTY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (NOVEMBER 30, 2011)
THROUGH MAY 31, 2012

NOTE 1 - NATURE OF BUSINESS

RadioLoyalty, Inc. (the “Company”) was incorporated on November 30, 2011 under the laws of the State of California. The Company’s business model and technology is the result of several years of innovation and development by its controlling shareholders. The Company aggregates, organizes and monetizes advertising opportunities within the Internet and terrestrial radio broadcasting sector. The Company currently contracts with over 1,000 radio broadcasters. These customers are provided with free Internet streaming for their audio broadcasts in exchange for a revenue sharing arrangement whereby the Company manages each radio broadcaster’s Internet and mobile advertising. The Company offers advertisers highly targeted audiences across the Company’s entire radio broadcaster listenership. Advertisements are generally in video and display formats. Additionally, the Company contracts for Internet bandwidth across the entire radio broadcaster network, manages its own hosting facility and co-hosts another facility in order to optimizes the data processing.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

The Company’s fiscal year end is August 31. References to 2012, for example, refer to the fiscal year ending August 31, 2012.

Basis of Presentation

The accompanying interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary in order for the financial statements to be not misleading have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  For the period from inception, November 30, 2011, through May 31, 2012, the Company recorded a net loss of $45,626. The net loss indicates that the Company may have difficulty in continuing as a going concern.

Management is confident that additional capital can be raised in order to support marketing costs, content costs and media buying costs associated with management’s short-term business plan. From May 31, 2012 through August 31, 2012, the Company has successfully raised a significant amount of capital. However, the ability of the Company to continue as a going concern is dependent on the successful execution of the business plan in order to reach break-even and become profitable.  If the Company is unable to become profitable, the Company could be forced to modify its business operations or possibly cease operations entirely.  Management cannot provide any assurances that the Company will be successful in its operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Financial Instruments

The Financial Accounting Standards Board issued   ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  FASB ASC 820-10 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2:  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses.  The carrying amounts of such financial instruments as of May 31, 2012 were determined according to the following inputs:

	Observable Inputs	Observable Inputs Other Than Level 1 Prices	Unobservable Inputs, significant	Total
	Level 1	Level 2	Level 3

Accounts Receivable	$-	$524,632	$-	$524,632
Accounts Payable	-	709,626	-	709,626
Related Party Payable	-	101,832	-	101,832
Factor Line of Credit	-	146,800	-	146,800
Convertible Promissory Note, Net	-	42,706	-	42,706
Related Party Convertible Promissory Notes, Net	-	192,004	-	192,004
	$-	$1,570,800	$-	$1,570,800

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s accounts receivable are trade receivables from advertising partners and advertising networks.  The Company expects to collect the receivables within 90 days of the invoicing date.  An allowance for doubtful accounts has been established at zero, based on collection experience since November 30, 2011.

Property & Equipment

Property and equipment are stated at cost less accumulated depreciation and depreciated using straight-line methods over the estimated useful lives of the related assets ranging from 15 months to 3 years.  Maintenance and repairs are expensed currently. Any significant improvement that extends the useful life of existing assets is capitalized.  When equipment is retired or disposed, the costs and related accumulated depreciation are eliminated and the resulting profit or loss is recognized in income.

Capitalized Software

Costs related to certain software and website development activities are expensed as incurred (such as planning and operating stage activities) in accordance with ASC 350-40, Internal Use Software. Costs relating to certain website application and infrastructure development are generally capitalized, and are amortized over their estimated useful lives, generally three years.

Management evaluates the useful lives of its websites and capitalized software on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

The Company capitalized $164,557, respectively, of software during the period from inception, November 30, 2011, through May 31, 2012. Amortization expense associated with software totaled $17,215 and $0 during the period from inception, November 30, 2011, through May 31, 2012.

Long-lived Assets

The Company accounts for long-lived assets under the FASB (Financial Accounting Standards Board) ASC (Accounting Standard Codification) 340-10 Other Assets and Deferred Costs,  (SFAS 142 and 144): “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets”). In accordance with ASC 340-10, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset will not be recoverable. For purposes of evaluating the recoverability of long-lived assets, goodwill and intangible assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.

Debt Discount

The Company has routinely issued convertible promissory notes since its inception, November 30, 2011 and through August 31, 2012. In connection with each issuance, the Company issued stock warrants. The value of the stock warrants and the beneficial conversion feature associated with the conversion option of each convertible promissory note are recorded upon issuance as a reduction of the convertible promissory note principal and an increase to additional paid in capital. The debt discount is then amortized over the term of the convertible promissory note. Amortization is classified as interest expense.

Revenue Recognition

Revenues are recorded when earned. The Company enters into third party advertising contracts with certain advertising partners, affiliates, networks and agencies. Contract pricing is determined on a case-by-case basis and depends on the perceived quality of the target audience. The quality of the audience is perceived by the advertiser based on a number of attributes but is primarily focused on the size of the target audience in addition to how well the attributes of that audience match the profile of the potential customer the advertisement was designed to reach.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of May 31, 2012, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

The Company generated a deferred tax credit through net operating loss carryforward of approximately $149,000. However, a valuation allowance of 100% has been established.

Interest and penalties on tax deficiencies recognized in accordance with ASC accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19.

Comprehensive Income

The Company established standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholder’s Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any transactions that are required to be reported in other comprehensive income.

Basic and Diluted Net Loss Per Share

Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of May 31, 2012, the Company had outstanding convertible debt and warrants to purchase common stock that were convertible into approximately 550,000 and 375,000 shares of the Company’s common stock based on a conversion price of $0.50, respectively. These stock equivalents were anti-dilutive and have been excluded in the diluted net loss per share computation for each period presented.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the results of its operations, financial position or cash flow.

NOTE 3 – PENDING GOING PUBLIC TRANSACTION AND ONE-TIME DIVIDEND

On May 16, 2012, the Company’s Chief Executive Officer executed a stock purchase agreement (the “SPA”) with Lux Digital Pictures, Inc. (“Lux”), a company that is publicly-traded on the Over-the-Counter stock market in the United States of America. The SPA provided for a contribution of assets by the Chief Executive Officer, namely the WatchthisTM software. The WatchthisTM software was previously owned by the Company and was distributed to the Chief Executive Officer as a $83,020 one-time-dividend on May 16, 2012 in order to satisfy certain conditions of the SPA. The SPA caused the Chief Executive Officer to become the controlling shareholder of Lux subject to his obligation to execute a transaction whereby the Company is acquired by Lux and becomes a wholly-owned subsidiary of Lux by October 1, 2012. As a result of the SPA, and assuming the transactions contemplated by the SPA occur as planned, the Company will control Lux, thereby becoming a public company.

NOTE 4 – PROPERTY & EQUIPMENT

Property and equipment as of May 31, 2012 is detailed in the table below.

May 31, 2012

Computer Software	$77,185
Computer Hardware	51,875
Signage	1,675
Total	130,735
Accumulated Depreciation	(21,186)
Property and Equipment, Net	$109,549

NOTE 5 – OTHER ASSETS

Other assets as of May 31, 2012 are detailed in the table below.

May 31, 2012

Security Deposits	$21,993
Patent Deposit	2,000
Total Other Assets	$23,993

NOTE 6 – ACCOUNTS PAYABLE

Accounts payable and accrued expenses as of May 31, 2012 are detailed in the table below.

May 31, 2012

Accounts Payable	$700,381
Rental Liability	5,602
Accrued Interest	3,643
Total Other Assets	$709,626

NOTE 7 – RELATED PARTY PAYABLE

The related party payable as of May 31, 2012 consists of unpaid compensation and non-interest bearing cash advances and charges on personal credit lines made on behalf of the Company by the Company’s Chief Executive Officer and Chief Operating Officer. The balances owed to the Chief Executive Officer and Chief Operating Officer are non-interest bearing, not secured and are due on demand.

NOTE 8 – FACTOR LINE OF CREDIT

On January 26, 2012 the Company executed a contract with an unrelated party (the “Factor”) to provide financing to the Company in the form of a factoring line of credit. The Company utilizes the factoring line of credit to take cash advances on its accounts receivable balances prior to its customers paying the balances owed to the Company. The Factor charges a variety of fees totaling approximately 3% of the funds advanced by the Factor. Transactions involving the Factor for the period from inception, November 30, 2011, through May 31, 2012 are detailed in the table below.

Advances From Factor	$858,562
Fees Charged by Factor	25,471
Total	884,033
Payments Received From Customers	(737,233)
Balance, May 31, 2012	$146,800

NOTE 9 – PROMISSORY NOTES

On December 1, 2011, the Company issued a convertible promissory note for $100,000 to an entity controlled by the Company’s Chief Executive Officer and Chief Operating Officer, respectively. In exchange for the issuance of the convertible promissory note, the Company received $54,900 in cash and computer hardware valued at $45,100. The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on December 1, 2014. The Company recorded a beneficial conversion feature of $11,213 in connection with this financing. A total of 50,000 warrants were issued in connection with this financing. The warrants were valued at $5,213, have a three-year term, and are exercisable at a price of $0.50.

On January 27, 2012, the Company issued a convertible promissory note for $50,000 to an unrelated party (the “Creditor”). The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on January 27, 2015. The Company recorded a beneficial conversion feature of $5,607 in connection with this financing. A total of 25,000 warrants were issued in connection with this financing. The warrants were valued at $2,607, have a three-year term, and are exercisable at a price of $0.50.

On March 22, 2012, the Company issued a convertible promissory note for $125,000 to an entity controlled by the Company’s Chief Executive Officer and an unrelated party, respectively. In exchange for the issuance of the convertible promissory note, the Company acquired the software and sourcecode for the WatchthisTM computer software. As a result of this transaction being completed with an entity controlled by the Chief Executive Officer, the WatchthisTM software and sourcecode were recorded in the Company’s books at historical cost. Costs consisted of software development fees, domain purchase costs and legal fees associated with patent filings. The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on March 22, 2015. The Company recorded a beneficial conversion feature of $14,017 in connection with this financing. A total of 62,500 warrants were issued in connection with this financing. The warrants were valued at $6,517, have a three-year term, and are exercisable at a price of $0.50.

The valuation of the stock warrants and the beneficial conversion feature associated with each issuance of convertible promissory notes utilized valuation inputs and related figures provided by a professional and independent valuation firm.

The conversion feature associated with the convertible promissory notes provide for a rate of conversion that is below market value. This conversion feature is accounted for as a beneficial conversion feature. A beneficial conversion feature was recorded by the Company and classified as a debt discount on the balance sheet at the time of issuance of each convertible promissory note with a corresponding credit to additional paid-in capital. The value is amortized over the three-year term of the convertible promissory. The amortized value for each period is recorded as an offset against the debt discount on the balance sheet, classified as interest expense in the statement of operations and as accretion of debt discount within the statement of cashflows. The following table reflects the balance in convertible promissory notes as of May 31, 2012:

Convertible Promissory Notes, Principle Balance	$275,000
Less: Unamortized Portion of Debt Discount	(40,290)
Convertible Promissory Notes Balance, May 31, 2012	$234,710

Future maturities of the promissory notes, in the aggregate, are as follows for the years ending August 31,

2012	$-
2013	-
2014	100,000
Thereafter	175,000
$275,000

As of May 31, 2012, the amounts of long-term and short-term convertible promissory notes payable are stated at contract amounts that approximate fair value based on current interest rates available in the United States of America.

The following table summarizes the charges to interest and amortization for the period from inception (November 30, 2011) through May 31, 2012 totaled:

Factor Fees	$25,471
Other Interest Charges	3,310
Interest Expense on Convertible Promissory Note	686
Interest Expense on Related Party Convertible Promissory Notes	2,957
Accretion of Debt Discount	4,884
Total	$37,308

NOTE 10 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 20,000,000 shares, in aggregate, consisting of 20,000,000 shares of common stock, $0.001 par value. The Company's Certificate of Incorporation authorizes the Board of Directors (the "Board") to determine the preferences, limitations and relative rights of any class or series of Company preferred stock prior to issuance and each such class or series must be designated with a distinguishing designation prior to issuance. As of May 31, 2012, 10,445,000 shares of the Company’s common stock were issued and outstanding.

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

On December 1, 2011, upon organization of the Company, the initial Board issued 5,000,000 shares of common stock to its Chief Executive Officer and Chief Operating Officer, respectively, and 300,000 shares to the Company’s Director of Advertising Operations. Each of these common stock issuances were considered founder’s shares.

On March 22, 2012, the Company issued 125,000 shares of common stock, valued at $62,250, to an entity controlled by the Company’s Chief Executive Officer and an unrelated individual in exchange for the WatchthisTM assets. The aggregate value of the common stock and the convertible promissory note exceeded the value of the WatchthisTM assets by $117,627. The Company accounted for this excess value issued to the entity as a one-time dividend.

On May 24, 2012, the Company issued 20,000 shares of common stock valued at $10,600 to a financial consultant to assist with the Company’s pending going public transaction with Lux.

NOTE 11 – DETACHABLE STOCK WARRANTS

The following is a summary of the Company’s stock warrant activity from inception, November 30, 2011, through May 31, 2012:

	Stock Warrants	Weighted Average Exercise Price

Exercisable – November 30, 2011	-	$-
Granted	137,500	$0.50
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – May 31, 2012	137,500	$0.50
Exercisable – May 31, 2012	-	$0.50

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.50	137,500	2.50 years	$0.50	137,500	$0.50

NOTE 12 – INCOME TAXES

The components of the provision for income tax expense (benefit) are as follows:

For the Period From Inception, November 30, 2011 Through May 31, 2012
Current:
Federal Corporate Income Tax (20%)	$-
State Corporate Income Tax (13%)	-
Total	-
Deferred:
Federal Corporate Income Tax	-
State Corporate Income Tax	-
Less: valuation allowance	-
Total	-

Total Provision (Benefit) for Income Taxes	$-

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company rents office space in Santa Barbara, California. These facilities house the Company’s executives, employees, consultants and its hosting and networking facilities. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. On May 15, 2012, the Company executed four lease agreements to extend the lease term at its current facilities through May 15, 2014. The lessor agreed to provide the Company with an option to extend each lease an additional two years. The following table summarizes the Company’s future minimum lease payments under operating lease agreements for the period from May 31, 2012 through August 31, 2012 and for the years ended August 31, 2013 and 2014, respectively:

2012	$52,686
2013	180,636
2014	127,951
$361,272

The Company recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred.

Litigation

From time to time, the Company may be involved in ordinary litigation that will not have a material effect on the Company’s operations or finances. The Company is not aware of any pending or threatened litigation against the Company or the Company’s officers and directors in their capacity as such that could have a material impact on the Company’s operations or finances.

NOTE 14 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to May 31, 2012 and through August 31, 2012, and has determined that the following transactions were the only material subsequent events to disclose in these financial statements other than the events discussed above.

During the period from May 31, 2012 through August 31, 2012, the Company’s Chief Operating Officer provided financing to the Company of approximately $35,000. Repayment terms associated with this financing have yet to be established.

During the period from May 31, 2012 through August 31, 2012, Lux, an entity controlled by the Company’s Chief Executive Officer during this period, provided financing to the Company of approximately $70,000. Repayment terms associated with this financing have yet to be established.

During the period from May 31, 2012 through August 31, 2012, the Factor provided additional financing to the Company of approximately $266,000. Payments to the Factor from the Company’s customers exceeded the total value of the additional financings. The balance owed to the Factor as of August 31, 2012 was approximately $128,000.

On June 1, 2012, the Company and the Chief Executive Officer entered into an agreement whereby the Chief Executive Officer would be compensated for the Company’s exclusive use of his available credit with a lender. The compensation will be calculated based on the total advances from the lender or charges on the credit account for verified business expenses each month (“Total Usage”). The charge on the Total Usage will be calculated at an annualized interest rate of 5%.

On June 14, 2012, the Company entered into an agreement with an entity (“Finder”) to identify potential investors in connection with the Company’s convertible promissory note offering. The agreement provided for payment of cash fees for successful introduction of investors to the Company equal to 10% of the capital raised. Additionally, the Finder would receive an equity issuance of 10% of the securities or underlying securities issued or issuable in connection with the issuance of convertible debt or any similar financial instrument. Through the date of these financials, the Finder has not successfully introduced the Company to any investors.

On June 15, 2012, the Company awarded a consultant a total of 50,000 shares of common stock valued at $26,500. The shares of common stock were issued with vesting conditions such that the consultant will earn the shares of common stock awarded to him over a six-month term.

On June 20, 2012, the Company issued a convertible promissory note for $50,000 to an unrelated party. The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on June 20, 2015. A total of 25,000 warrants were issued in connection with this financing. The warrants have a three-year term, are exercisable at a price of $0.50 and include a cashless exercise option

On July 1, 2012, the Company executed an asset purchase agreement to acquire certain domains, affiliate marketing contracts and advertising contracts owned by Rightmail Marketing, LLC, a Delware limited liability company (“Rightmail”), in exchange for a one-time issuance of 300,000 shares of common stock valued at $159,000.

On July 9, 2012, the Company awarded thirteen consultants working for the Company a total of 1,400,000 shares of common stock valued at $742,000. The shares of common stock were issued with vesting conditions such that the consultants will earn the shares of common stock awarded to them over a three-year term.

On August 22, 2012, the Company issued a convertible promissory note for $150,000 to an unrelated party. The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on August 22, 2015. A total of 75,000 warrants were issued in connection with this financing. The warrants have a three-year term, are exercisable at a price of $0.50 and include a cashless exercise option.

On August 31, 2012, the Company issued a convertible promissory note for $250,000 to an unrelated party. The convertible promissory note bears 4% interest, is convertible into the Company’s common stock at a $0.50 conversion price and matures on August 31, 2015. A total of 125,000 warrants were issued in connection with this financing. The warrants have a three-year term, are exercisable at a price of $0.50 and include a cashless exercise option

On August 31, 2012, the Company and StreamTrack Media, Inc. (“StreamTrack”), a subsidiary of Lux, executed an asset purchase agreement whereby StreamTrack acquired substantially all of the assets and liabilities of the Company.